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EXHIBIT 3.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF

MSW ENERGY HOLDINGS LLC

dated as of June 24, 2003

between

HIGHSTAR RENEWABLE FUELS LLC

and

MSW ACQUISITION LLC

ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
MSW ENERGY HOLDINGS LLC

        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "LLC Agreement") OF MSW ENERGY HOLDINGS LLC, a Delaware limited liability company (the "Company"), is made and entered into as of June 24, 2003, by and between HIGHSTAR RENEWABLE FUELS LLC, a Delaware limited liability company ("Highstar"), and MSW ACQUISITION LLC, a Delaware limited liability company (formerly known as MSW Acquisition Corp.) ("DLJMB").

W I T N E S S E T H:

        WHEREAS, on March 11, 2003, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act, and the Members executed and delivered the Limited Liability Company Agreement of the Company (the "Original LLC Agreement");

        WHEREAS, on March 19, 2003, Duke Energy Global Markets, Inc., a Nevada corporation ("Duke"), and the Company entered into an Equity Purchase Agreement (as may be amended from time to time, the "Equity Purchase Agreement"), pursuant to which, among other things, Duke agreed to sell (or cause to be sold) to the Company, and the Company agreed to purchase, fifty percent (50%) of the outstanding membership interests in Duke/UAE Ref-Fuel LLC, a Delaware limited liability company ("Duke/UAE"), through a series of transactions more particularly described below;

        WHEREAS, Duke indirectly owns one hundred percent (100%) of the outstanding membership interests in Duke Energy Hudson, LLC, a Delaware limited liability company ("Hudson"), and Hudson in turn owns forty-nine and eight-tenths percent (49.8%) of the outstanding membership interests in Duke/UAE;

        WHEREAS, Duke directly owns one hundred percent (100%) of the outstanding membership interests in Duke Energy Erie, LLC, a Delaware limited liability company ("Erie"), and Erie in turn owns two-tenths of one percent (0.2%) of the outstanding membership interests in Duke/UAE;

        WHEREAS, pursuant to the Equity Purchase Agreement, Duke has agreed to sell (or caused to be sold) to the Company all of Duke's membership interests in Hudson and Erie;

        WHEREAS, Duke/UAE owns one hundred percent (100%) of the outstanding membership interests in American Ref-Fuel Company LLC, a Delaware limited liability company ("ARC Holdings"), which in turn owns, directly or indirectly, all of the general or limited partnership interests in American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership, American Ref-Fuel Company of Hempstead, a New York general partnership, American Ref-Fuel Company of Essex County, a New Jersey general partnership, American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership, and American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership, and ninety percent (90%) of the partnership interests in SEMASS Partnership, a Massachusetts limited partnership (the partnerships referred to in this paragraph being collectively referred to as the "Purchased Project Partnerships");

        WHEREAS, the Purchased Project Partnerships operate six waste-to-energy facilities in the United States; and

        WHEREAS, the Members desire to amend and restated the Original LLC Agreement on the terms set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

        Section 1.1.    Defined Terms.

        (a)   For purposes hereof, capitalized terms used herein shall have the meanings assigned to such terms in Appendix A.

        (b)   The rules of interpretation set forth in Appendix A shall apply to this LLC Agreement and the exhibits hereto.

ARTICLE II.

ORGANIZATIONAL MATTERS

        Section 2.1.    Formation.    The Company has been formed as a limited liability company under and pursuant to the provisions of the Act, and the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. This LLC Agreement shall become binding and effective as an agreement between the Members as of the date of this LLC Agreement (the "Effective Date").

        Section 2.2.    Name.    The name of the Company is MSW Energy Holdings LLC.

        Section 2.3.    Principal Place of Business.    The Company may locate its principal place of business at such place or places as the Board of Directors may from time to time deem advisable.

        Section 2.4.    Registered Office and Registered Agent.    The Company's initial registered office shall be at the office of its registered agent at The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its initial registered agent at such address is The Corporation Trust Company. The registered office and registered agent may be changed by the Board of Directors from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act.

        Section 2.5.    Term.    The term of the Company commenced on the date its Certificate of Formation was filed with the Secretary of State of Delaware and shall continue until the filing of a Certificate of Cancellation with the Secretary of State of Delaware as provided in Section 12.4.

        Section 2.6.    Tax Status.    The Members intend that the Company shall be treated as a partnership for Federal and state income tax purposes, rather than an association taxable as a corporation, and neither the Members nor the Company shall make any election pursuant to Regulations Section 301.7701-3(c) or any similar state statute, regulation, rule or policy to be treated as other than a partnership for Federal and state income tax purposes.

ARTICLE III.

BUSINESS OF THE COMPANY

        Section 3.1.    Business; Powers.    Subject to all other provisions of this LLC Agreement, including Section 8.7, the purposes of the Company shall be (a) to consummate the Equity Purchase Agreement and own 50% of the outstanding membership interests in Duke/UAE (directly or through its Affiliates), (b) directly or through its Affiliates, to maintain, finance, and/or otherwise operate and deal with its interest in Duke/UAE, (c) directly or through its Affiliates, to acquire, construct, develop, own, maintain, finance and/or otherwise operate other facilities in the United States that utilize municipal solid waste for the production and sale of electricity and ancillary services (together with the facilities currently held by the Purchased Project Partnerships, the "Facilities"), and develop, own and/or operate electric generation facilities at any Facility currently held by any Purchased Project Partnership and in connection therewith, the conduct of any waste collection business, including the ownership of waste transfer stations, together with any businesses ancillary to any of the foregoing, and (d) directly or through its Affiliates, to sell, exchange, transfer or otherwise dispose of any part of its interest in Duke/UAE, the Purchased Project Partnerships and/or the Facilities. The Company's business objective shall be its long-term profitability and growth, as distinct from the related businesses of its Members or their Affiliates. In furtherance of its purposes set forth above, but subject to all other provisions of this LLC Agreement, the Company shall possess and may exercise all the powers and privileges granted by the Act.

ARTICLE IV.

NAMES AND ADDRESSES OF MEMBERS

        Section 4.1.    Names and Addresses of Members.    The names and addresses of the Members are set forth on Exhibit A attached hereto and in Section 15.1 hereof, as such exhibit and addresses may be amended or changed from time to time.

ARTICLE V.

CONTRIBUTIONS TO THE COMPANY

        Section 5.1.    Capital Contributions.    The Capital Contributions of the Members as of the Effective Date are as set forth on Exhibit A hereto and reflect the Capital Contributions made by the Members in accordance with the terms of the Capital Contribution Agreement.

        Section 5.2.    Additional Capital Contributions.

        (a)   Each Member shall make its proportionate share, based on its respective Ownership Percentage (except that each party's obligation with respect to clause (iii) below shall be based solely upon the allocation set forth in the Capital Contribution Agreement), of such Additional Capital Contributions (i) as the Board of Directors shall determine to be necessary, including, without limitation, amounts necessary (to the extent the Company does not otherwise have funds available therefor) for the Company to pay (1) its annual fees in each jurisdiction in which it is qualified to do business and (2) any corporate maintenance or registered agent fees to any nationally recognized corporate service company or other Person, for each jurisdiction in which the Company is qualified to do business (other than with respect to Additional Capital Contributions required pursuant to clause (ii) below), (ii) as required to meet the Company's obligations under the Equity Contribution Agreement, or (iii) as required to meet its obligations under Section 2.1(b) and (c) and Section 2.4 of the Capital Contribution Agreement. The Board of Directors, in the case of Additional Capital Contributions pursuant to clause (i) hereof, shall give the Members reasonable prior notice of the amount of the Additional Capital Contribution and the Capital Call Date. The notice provisions of the Equity Contribution Agreement shall govern the timing of Additional Capital Contributions pursuant to clause (ii) above. The provisions of the Capital Contribution Agreement shall govern the timing of the Additional Capital Contributions pursuant to clause (iii) above. When determining the number of days of prior notice for Additional Capital Contributions made pursuant to clause (i) above, the Board of Directors may consider the needs of the Company for the contribution, and in no event shall such prior notice need to be longer than 30 days. Each Member shall be deemed to have satisfied its obligation under clause (ii) above upon its delivery to the Company (or its designee or the Issuer) of (1) a Backup Letter of Credit, or the Backup Guarantees, as the case may be, in accordance with the terms of Section 5.7(a), so long as such Backup Letter of Credit, or the Backup Guarantees, as the case may be, has not expired, been terminated or otherwise ceased to satisfy the requirements of Section 5.7(a), or (2) cash collateral in the amount required by Section 5.7(a). Upon the draw of any such Backup Letter of Credit or the payment under any such Backup Guarantee or the application of any such cash collateral to the Company's reimbursement obligations in respect of the letter of credit delivered by the Company in support of the Company's obligations under the Equity Contribution Agreement, the Member that delivered such Backup Letter of Credit, such Backup Guarantee or cash collateral shall be deemed to have made an Additional Capital Contribution in the amount of such draw, payment or cash collateral, as the case may be, and, in return for such Additional Capital Contribution, the Member shall receive a Preferred Interest as further set forth in this Section 5.2. If a Member does not make any required Additional Capital Contribution pursuant to this Section 5.2(a), then such Non-Contributing Member hereby consents to the application to it of the remedies provided in Section 5.2(c) or 8.3, and further agrees that the availability or exercise, or both, of such remedies shall not preclude, limit, or restrict any other remedies that may be available at law, in equity, by statute, or otherwise in respect of any failure by such Non-Contributing Member to make any such Additional Capital Contribution. Additional Capital Contributions made pursuant to Section 5.2(a)(i) or (ii) shall be made for Preferred Interests as further set forth in this Section 5.2.

        (b)   All Additional Capital Contributions shall be Tendered and made on or before the respective Capital Call Date. Absent the approval of the Board of Directors or as otherwise provided in this Article V, all Additional Capital Contributions made by the Members shall be made pro rata based upon their Ownership Percentages, and no Additional Capital Contribution shall result in any modification to the Ownership Percentages of the Members.

        (c)   In addition to the rights provided under Section 5.2(e), if a Member (the "Non-Contributing Member") does not Tender, on or before the Capital Call Date, an Additional Capital Contribution it is required to make pursuant to Section 5.2(a), each Member who has Tendered its related Additional Capital Contribution (each, a "Contributing Member"), shall have the right, but not the obligation, exercisable within 180 days after the Capital Call Date, to do any or all of the following: (i) refuse to make or withdraw all or part of such Contributing Member's Additional Capital Contribution (and such withdrawn Additional Capital Contribution shall be deemed to have never been made), (ii) make a Capital Contribution Loan in the amount of the Contributing Member's Additional Capital Contribution, and (iii) make a Capital Contribution Loan for all or part of the Non-Contributing Member's Additional Capital Contribution.

        A "Capital Contribution Loan" is a Member Loan for all or part of an Additional Capital Contribution, (A) that shall be unsecured and have a term determined by the Member making the Loan, which shall be at least one year, (B) that shall bear interest at an interest rate equal to 25% per annum, (C) that shall be mandatorily prepaid by the Company solely out of Distributable Cash (and shall, upon such payment, reduce Distributable Cash correspondingly) before any distributions are made to the Members pursuant to Section 6.1, (D) all or any portion of which (including accrued and unpaid interest) shall be convertible, at the option of the Contributing Member, at any time and from time to time during the first year of the term of such Capital Contribution Loan, into Preferred Interests (and the amount of the outstanding principal and accrued and unpaid interest so converted shall thereupon constitute a Preferred Contribution by that Member); provided, however, that such conversion shall not cause an Adverse QF Event or an Adverse PUHCA Event, (E) all or any portion of which shall be assignable pursuant to Section 5.2(e), and (F) which shall be represented by a promissory note substantially in the form of Exhibit B (a "Note"). Any such conversion to Preferred Interests shall be effective immediately upon the giving of notice thereof by the Contributing Member (or any permitted assignee of such Capital Contribution Loan) to the Company and the Non-Contributing Member, which notice shall specify the amount of principal and interest so converted. The Company shall execute such Note and execute such other documents and instruments and take such further actions as are required by the Contributing Member to give effect to this Section 5.2(c).

        If more than one Contributing Member elects to make a Capital Contribution Loan, such Contributing Members shall be entitled to make such Loans in accordance with their respective Ownership Percentages.

        (d)   If a Member fails to make an Additional Capital Contribution, the Board of Directors (upon the vote of the representatives of the Members holding a majority of the Ownership Percentages exclusive of the Ownership Percentage of the Non-Contributing Member) may cancel the requested Additional Capital Contribution at any time prior to the date any Capital Contribution Loans in respect of such Additional Capital Contributions are funded. If any capital call is cancelled after one or more Members has contributed an Additional Capital Contribution, such contributions shall immediately be returned to the Contributing Members.

        (e)   Any Contributing Member shall be permitted to assign its rights and remedies under Section 5.2(c) and any Capital Contribution Loan and Note in respect thereof to any Person (including the right to convert such loan into a Preferred Interest); provided; however, that such assignment will not result in an Adverse QF Event or an Adverse PUHCA Event for the Company or any Member.

        Section 5.3.    No Withdrawal of Capital.    Except as specifically provided in this LLC Agreement, no Member shall have the right to withdraw all or any part of its Capital Contributions from the Company, nor shall any Member have any right to demand and receive property other than cash as a return of its Capital Contributions. Except as specifically provided in this LLC Agreement, no Member shall have the right to receive interest on its Capital Contributions or its Capital Account.

        Section 5.4.    Required Capital Contributions.    No Member shall have any obligation to make any Capital Contributions other than as expressly set forth herein. In particular, subject to Section 9.2, no Member shall have any obligation to restore (to the Company or to any creditor of the Company) any deficit balance in its Capital Account at any time, whether on liquidation or otherwise, and such deficit balance shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

        Section 5.5.    Member Loans.    One or more Members may make loans (a "Member Loan") to the Company at such times and in such amounts as shall be authorized by the Board of Directors (other than a Capital Contribution Loan); provided, however, that no Member shall be required to make any Member Loan. No Member Loan shall be treated as a Capital Contribution for any purpose under this LLC Agreement, nor shall any Member Loan entitle a Member to any increase in its share of the Profits, Losses, Distributable Cash (except to the extent that Distributable Cash is required to be used to repay Capital Contribution Loans in accordance with the terms of this LLC Agreement), or other distributions of the Company. Each Member Loan (other than a Capital Contribution Loan which shall have the terms set forth in Section 5.2(c)) shall be repayable at such time or times, shall bear interest at such rate, and shall otherwise have such terms and conditions as shall be provided in this LLC Agreement or as shall otherwise be agreed to by the lending Member and the Board of Directors; provided, however, that without unanimous consent of the Board of Directors, no Member Loan (other than a Capital Contribution Loan) shall prohibit distributions by the Company except during any time when there are amounts that are due and payable on such Member Loan.

        Section 5.6.    Maintenance of Capital Accounts.

        (a)   A Capital Account shall be established and maintained for each Member in accordance with the provisions of this Section 5.6.

        (b)   The Capital Account for each Member shall be maintained in accordance with Regulations Section 1.704-1(b)(2)(iv) and the following provisions:

            (i)  to such Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and items of income or gain specially allocated hereunder and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

           (ii)  to such Member's Capital Account there shall be debited the amount of cash and the Book Value of any other property of the Company distributed to such Member pursuant to any provision of this LLC Agreement, such Member's distributive share of Losses and items of loss, expense and deduction specially allocated hereunder and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

          (iii)  in determining the amount of any liability for purposes of this subsection (b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Regulations.

        (c)   In the event that all or a portion of any Membership Interest is transferred in accordance with the terms of this LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the portion of the Membership Interest so transferred.

        (d)   In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members) are computed in order to comply with the Code and the Regulations, the Board of Directors may make such modification if, in the good faith judgment of the Board of Directors, it is not likely to have a material adverse effect on the amounts distributable or the timing of distributions to any Member. The Board of Directors also shall make any appropriate modifications in the event unanticipated events might otherwise cause this LLC Agreement not to comply with Section 1.704-1(b) of the Regulations.

        Section 5.7.    Backup Letters of Credit.    (a) To assist the Company in obtaining the letter of credit (the "Company Letter of Credit") that is required to be obtained to fulfill the Company's obligations under Section 2.4 of the Equity Contribution Agreement, each Member shall cause to be issued and maintained in full force and effect a letter of credit ("Backup Letter of Credit") in favor of, or deposit cash collateral with, the issuer of the Company Letter of Credit ("Issuer") in an amount equal to the product of (i) the face amount of the Company Letter of Credit multiplied by (ii) such Member's Ownership Percentage. Each Backup Letter of Credit shall be in form and substance and from a bank acceptable to Issuer, and shall otherwise meet the requirements established by Issuer in the credit facility or other similar arrangement between Issuer and the Company, including any requirement that such Backup Letter of Credit be replaced prior to its expiration. The obligation of Highstar to maintain such Backup Letter of Credit shall be fully satisfied by delivery of one or more guarantees in favor of the Issuer (in form and substance acceptable to Issuer) from each of The Variable Annuity Life Insurance Company and AIG Annuity Insurance Company (or any other guarantor that is acceptable to Issuer) with an aggregate maximum liability to the guarantors thereunder equal to the product of (i) the face amount of the Company Letter of Credit multiplied by (ii) Highstar's Ownership Percentage (collectively, the "Backup Guarantees"). If the rating accorded to the long-term senior unsecured debt of a guarantor under a Backup Guarantee by Standard & Poor's Rating Services, Inc. or by Moody's Investor Services, Inc. falls below AA or Aa2, respectively, Highstar hereby agrees to replace within sixty (60) days such Backup Guarantee with either (1) a guarantee (in form and substance acceptable to Issuer from a guarantor with ratings accorded to the long-term senior unsecured debt of such replacement guarantor by Standard & Poor's Rating Services, Inc. or by Moody's Investor Services, Inc.

greater than or equal to AA or Aa2, respectively) with a maximum liability equal to the maximum liability under the replaced Backup Guarantee less any payments made to date under the replaced Backup Guarantee, or (2) a Backup Letter of Credit (in form and substance and from a bank acceptable to Issuer, and that otherwise meets the requirements established by Issuer in the credit facility or other similar arrangement between Issuer and the Company, including any requirement that such Backup Letter of Credit be replaced prior to its expiration) in an amount equal to the maximum liability under the replaced Backup Guarantee less any payments made to date under the replaced Backup Guarantee. In the event Highstar elects to replace a Backup Guarantee with a Backup Letter of Credit, in no event shall Highstar be required to obtain such replacement Backup Letter of Credit from a bank with a rating higher than the rating of any bank that issued a Backup Letter of Credit on behalf of any other Member. The terms of any replacement Backup Letter of Credit or replacement Backup Guarantee shall be substantially similar to the Backup Letter of Credit or Backup Guarantee that it is replacing.

        (b)   In the event that (i) a Member fails to replace (or cause to be replaced) its Backup Letter of Credit, or the Backup Guarantees, as the case may be, with a replacement Backup Letter of Credit or replacement Backup Guarantee, as applicable, or deposit (or cause to be deposited) cash collateral with the Issuer on or prior to the expiration or termination of its original Backup Letter of Credit, or the Backup Guarantees, as the case may be, or otherwise maintain its Backup Letter of Credit, or the Backup Guarantees, as the case may be, as required by the credit facility, reimbursement agreement or other similar arrangement with Issuer (in any case, the "Issuer Arrangement"), or (ii) the issuer of such Member's Backup Letter of Credit, or any guarantor under the Backup Guarantees, as the case may be, fails to make payment upon proper presentment of a draft or demand or as otherwise required under the Issuer Arrangement, as the case may be, on such Backup Letter of Credit, or the Backup Guarantees, as the case may be, and such Member does not deposit or cause to be deposited cash collateral or a conforming Backup Letter of Credit or Backup Guarantee, as applicable, with Issuer (the events described in clauses (i) and (ii) are referred to herein as a "Breach"), then such Member (in any such case, the "Breaching Member") shall have thirty (30) calendar days after the date of the Breach to cure such Breach (the "Cure Period").

        (c)   If the Breaching Member fails to cure the Breach prior to the expiration of the Cure Period, then each other Member that is not a Breaching Member (each, a "Non-Breaching Member") shall, within twenty (20) days after the expiration of the Cure Period, have the right (but not the obligation) to either (i) make a loan to the Company to cash collateralize the Company Letter of Credit in an amount equal to the product of (x) the face amount of such Breaching Member's Backup Letter of Credit, or the maximum liability under the Backup Guarantees, as the case may be, multiplied by (y) a fraction the numerator of which is such Non-Breaching Member's Ownership Percentage and the denominator of which is the aggregate Ownership Percentages of all Non-Breaching Members or (ii) cause to be delivered to the Issuer a replacement Backup Letter of Credit having a face amount equal to the product of (x) the face amount of such Breaching Member's Backup Letter of Credit, or the maximum liability under the Backup Guarantees, as the case may be, multiplied by (y) a fraction the numerator of which is such Non-Breaching Member's Ownership Percentage and the denominator of which is the aggregate Ownership Percentages of all Non-Breaching Members.

        (d)   If any Non-Breaching Member does not elect to make the loan or supply the replacement Backup Letter of Credit pursuant to Section 5.7(c), then each Non-Breaching Member who elected to make such loan or supply such replacement Backup Letter of Credit (the "Participating Members") shall have the right (but not the obligation) to increase the amount of such loan or replacement Backup Letter of Credit in an amount equal to (i) the product of (A) the Excess Amount multiplied by (B) a fraction the numerator of which is such Participating Member's Ownership Percentage and the denominator of which is the aggregate Ownership Percentages of all Participating Members or (ii) such other amount not to exceed the Excess Amount as may be agreed to by all of the Participating Members.

        (e)   For purposes of this LLC Agreement, (i) the principal amount of any loan made by a Member pursuant to Section 5.7(c)(including any increase in the amount thereof pursuant to Section 5.7(d)) shall be deemed a Capital Contribution Loan and (ii) the amount of any draws on any replacement Backup Letter of Credit delivered pursuant to Section 5.7(c) (including any increase in the amount thereof pursuant to Section 5.7(d)), together with the fees and expenses incurred by any Non-Breaching Member in connection with the issuance thereof shall be deemed a Capital Contribution Loan; provided, however, that, in respect of clause (ii) above, in determining the amount of interest accrued and payable on any such Capital Contribution Loan, such interest shall be calculated as if the entire face amount of such Backup Letter of Credit was immediately drawn at the time of issuance. The proceeds of any loan made pursuant to Section 5.7(c) (including any increase in the amount thereof pursuant to Section 5.7(d)) shall (i) serve as collateral for the Company Letter of Credit or (ii) be used to satisfy the Company's reimbursement obligations to Issuer in the event that the draw on such Backup Letter of Credit, or payment under the Backup Guarantees, as the case may be, was necessitated by a draw on the Company Letter of Credit.

ARTICLE VI.

DISTRIBUTIONS

        Section 6.1.    Distributions.    Subject to any contractual restrictions binding upon the Company and its Subsidiaries, which restrictions shall not be amended or modified in any manner to be more restrictive upon the Company or its Subsidiaries (and new restrictions shall not be agreed to) without the vote of the Board of Directors, Distributable Cash shall be distributed to the Members in the following order of priority, on a monthly basis to the extent practicable, but in no event less frequently than quarterly; provided, however, that all principal, interest and any other amounts outstanding under any Capital Contribution Loan (whether or not due) shall be paid out of Distributable Cash prior to the making of any distributions pursuant to this Section 6.1:

        (a)   first, to the Members to the extent of their respective Unpaid Preferred Returns (or in proportion to the amounts so required to be distributed, if the total amount available to be distributed under this Section 6.1(a) is less);

        (b)   second, to the Members to the extent of their respective Unpaid Preferred Contributions (or in proportion to the amounts so required to be distributed, if the total amount available to be distributed under this Section 6.1(b) is less); and

        (c)   third, to the Members in accordance with their respective Ownership Percentages.

        Section 6.2.    Dissolution.    Notwithstanding the provisions of Section 6.1, upon dissolution of the Company as provided in Section 12.1, all distributions occurring after such dissolution shall be made in accordance with Section 12.3.

        Section 6.3.    Limitation Upon Distributions.    No distributions shall be made to any Member if prohibited by the Act or if such Member shall at the time of such distribution be in material default of its obligations under this LLC Agreement.

        Section 6.4.    Amounts Withheld.    Notwithstanding anything to the contrary in this LLC Agreement, to the extent that the Company is required pursuant to applicable federal, state, local, or foreign law either (a) to pay tax (including estimated tax) on a Member's allocable share of Profits or items of income or gain, whether or not distributed, or (b) to withhold and pay over to any tax authority any portion of a distribution otherwise distributable to a Member, the Company may pay over such tax or such withheld amount to the relevant tax authority. Any such tax or withheld amount so paid over shall reduce the applicable amount otherwise distributable to such Member under Section 6.1 and/or Section 12.3 and, as necessary, shall offset the next distribution(s) to be made to that Member under Section 6.1 and/or Section 12.3 on a dollar-for-dollar basis and shall be deemed to have been distributed to that Member under Section 6.1 and/or Section 12.3 when so applied.

        Section 6.5.    Tax Distributions.    Subject to any contractual restrictions binding upon the Company and its Subsidiaries, which restrictions shall not be amended or modified in any manner to be more restrictive upon the Company or its Subsidiaries (and new restrictions shall not be agreed to) without the vote of the Board of Directors, the Company shall make quarterly distributions to each of the Members in an amount designed to assist such Members in satisfying their tax liability (including, estimated income tax liability) arising from allocations of income, gain, loss, deduction and credit of the Company for which such an allocation is required (a "Tax Distribution").

        (a)    Amount of Distribution.    In determining the amount of any Tax Distribution, it shall be assumed that the items of income, gain, deduction, loss and credit in respect of the Company were the only such items entering into the computation of tax liability of the Members for the Fiscal Year in respect of which the Tax Distribution was made and that the Members were subject to tax at the highest marginal effective rate of federal, state and local income tax applicable to a corporation doing business in New York, New York, taking account of any difference in rates applicable to ordinary income and capital gains and any allowable deductions in respect of such state and local taxes in computing such Members' liability for federal income taxes. No account shall be taken of any items of deduction or credit attributable to a Membership Interest that may be carried back or carried forward from any other taxable year.

        (b)    Limitations on Tax Distributions.    The amount to be distributed to a Member as a Tax Distribution in respect of any Fiscal Year shall be computed as if any distributions made pursuant to Section 6.1 during such Fiscal Year were a Tax Distribution in respect of such Fiscal Year.

        (c)    Effect of Tax Distributions.    Any Tax Distributions made pursuant to this Section 6.5 shall be considered an advance against the next distribution payable to the applicable Member pursuant to Section 6.1 and shall reduce such distributions.

ARTICLE VII.

ALLOCATIONS

        Section 7.1.    Profits and Losses.

        (a)    Profits.    Subject to Section 7.1(c), any Profits of the Company for any Fiscal Year or any other period shall be allocated among the Members as follows:

            (i)  first, in inverse order and to the extent of any net prior allocations of Losses under Sections 7.1(b)(ii)-(iv) (after taking into account previous allocations of Profits under this Section 7.1(a)(i));

           (ii)  second, to the Members to the extent of their respective Unallocated Preferred Returns (or in proportion to the amounts so required to be allocated, if the total amount available to be allocated under this Section 7.1(a)(ii) is less); and

          (iii)  third, to the Members in accordance with their respective Ownership Percentages.

        (b)    Losses.    Subject to Section 7.1(c), any Losses of the Company for any Fiscal Year or other period shall be allocated among the Members as follows:

            (i)  first, in inverse order and to the extent of any net prior allocations of Profits under Section 7.1(a)(ii)-(iii) (after taking into account previous allocations of Losses under this Section 7.1(b)(i)); provided, that any allocations of Profits reversed by allocations of Losses under this Section 7.1(b)(i) shall be treated as never having been made for all purposes of this Article VII;

           (ii)  second, to the Members in proportion to the positive balances in their respective Common Capital Accounts until no Member's Common Capital Account balance is greater than zero;

          (iii)  third, to the Members in proportion to the positive balances in their respective Capital Accounts until no Member's Capital Account balance is greater than zero; and

          (iv)  fourth, to the Members in accordance with their respective Ownership Percentages.

        (c)    Special Rules.    Notwithstanding the general allocation rules set forth in Sections 7.1(a) and (b), the following special allocation rules shall apply under the circumstances described:

          (i)    Limitation on Loss Allocations.    The Losses allocated to any Member pursuant to Section 7.1(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have a negative Adjusted Capital Account at the end of such Fiscal Year if any other Member has a positive Adjusted Capital Account balance. All Losses in excess of the limitation set forth in this Section 7.1(c)(i) shall be allocated (1) first, to those Members who will not be subject to this limitation, in the ratio that their Ownership Percentages bear to each other, and (2) second, any remaining amount to the Members in the manner required by the Code and the Regulations.

          (ii)    Qualified Income Offset.    If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes that Member's Adjusted Capital Account to become negative (or increases the negative balance in that Member's Adjusted Capital Account), then such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate the deficit balance in such Member's Adjusted Capital Account as quickly as possible. The preceding sentence is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

          (iii)    Nonrecourse Deductions and Chargebacks.    Notwithstanding any other provision of this LLC Agreement to the contrary, nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) shall be allocated to the Members pro rata in accordance with their respective Ownership Percentages. Notwithstanding any other provision of this LLC Agreement to the contrary, in the event that there is a net decrease in Company Minimum Gain during a Fiscal Year or part thereof, the Members shall be allocated items of income and gain in accordance with Regulations Section 1.704-2(f). The preceding sentence is intended to comply with the minimum gain chargeback requirements of Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

          (iv)    Member Nonrecourse Deductions and Chargebacks.    Notwithstanding any other provision of this LLC Agreement to the contrary, any partner nonrecourse deductions (as defined in Regulations Section 1.704-2(i)(1)) shall be allocated to the Member who (in his, her or its capacity, directly or indirectly, as lender, guarantor, or otherwise) bears the economic risk of loss with respect to the loan to which such partner nonrecourse deductions are attributable in accordance with Regulations Section 1.704-2(i). Notwithstanding any other provision of this LLC Agreement, if during a Fiscal Year or part thereof there is a net decrease in partner nonrecourse debt minimum gain, as that term is defined in Regulations Section 1.704-2(i)(2), that decrease shall be charged back among the Members in accordance with Regulations Section 1.704-2(i)(4). The preceding sentence is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in a manner consistent therewith.

          (v)    Curative Allocations.    The allocations set forth in Sections 7.1(c)(i) through 7.1(c)(iv) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 704(b) of the Code and the Regulations thereunder. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.1(c)(v). Notwithstanding any other provisions of this Section 7.1(c) (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, subject to Sections 7.1(c)(i) through 7.1(c)(iv), the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

          (vi)    Change in Regulations.    If the Regulations that require the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article VII would not be respected for Federal income tax purposes, the Members shall make such reasonable amendments to this LLC Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this LLC Agreement.

          (vii)    Change in Members' Interests.    In the event of a transfer of a Membership Interest or a change in a Member's Ownership Percentage during any Fiscal Year, allocations among the Members shall be made in accordance with their Ownership Percentages from time to time during such Fiscal Year in accordance with Code Section 706, using the methodology determined by the Board of Directors.

          (viii)    Terminating Allocations.    Notwithstanding the provisions of Sections 7.1(a) and 7.1(b), any Profits or Losses from the disposition (by sale, exchange, distribution, or other disposition) of all or substantially all of the assets of the Company in one or a series of related transactions (and, if necessary, any other items of gross Company income, gain, loss, or deduction incurred in the year of such transaction(s)) shall be allocated to the Members so that, immediately before the making of any liquidating distributions to the Members under Section 12.3, each Member's Capital Account equals, as nearly as possible, the respective amount to which that Member is entitled under Section 12.3(c)(iii).

        (d)    Optional Capital Account Restoration Obligation.    Notwithstanding any other provision of this LLC Agreement, if an item of loss, deduction, income or gain would be allocated from or to a Member in a manner other than in accordance with the Member's Ownership Percentage as a result of such Member having a negative Adjusted Capital Account balance, such Member shall be entitled, at its sole option, to elect to agree to unconditionally restore a deficit balance (or portion thereof) in its Capital Account by providing written notice of such election to the Company and the other Members such that such Member shall not incur a negative Adjusted Capital Account; provided, however, that such Member may eliminate such deficit restoration obligation (in whole or in part) if, after such elimination, such Member does not then have a negative Adjusted Capital Account by providing written notice thereof to the Company and the other Member. This section is intended to meet the requirements of Regulations Section 1.704-1(b)(2) such that a Member shall not be denied an allocation of loss or deduction or be allocated income or gain as the result of having a negative Adjusted Capital Account.

        (e)    Excess Nonrecourse Liabilities.    For purposes of calculating Members' shares of "excess nonrecourse liabilities" of the Company (within the meaning of Regulations Section 1.752-3), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Ownership Percentages.

        Section 7.2.    Tax Allocations.

        (a)    In General.    Except as set forth in Section 7.2(b), allocations for tax purposes of items of income, gain, loss, deduction, and credits, shall be made in the same manner as the applicable allocation of Profit or Loss set forth in Section 7.1. Allocations pursuant to this Section 7.2 are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, Distributable Cash or other distributions pursuant to any provision of this LLC Agreement.

        (b)    Special Rules.

          (i)    Code Section 704(c) and Capital Account Revaluation Allocations.    The Members agree that to the full extent possible with respect to the allocation of depreciation and gain for federal (and state and local) income tax purposes only, Section 704(c) of the Code and Regulations Section 1.704-3(b) shall apply with respect to noncash property contributed to the Company by any Member. For purposes hereof, any allocation of income, loss, gain or any item thereof to a Member pursuant to Section 704(c) of the Code shall affect only its tax basis in its Membership Interest and shall not affect its Capital Account in the Company. In addition to the foregoing, if Company assets are reflected in the Capital Accounts of the Members at a Book Value that differs from the adjusted tax basis of the assets (e.g., because of a revaluation of the Members' Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(f)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner consistent with the principles of Section 704(c) of the Code and this Section 7.2(b)(i).

          (ii)    Tax Credits.    Any tax credits shall be allocated among the Members in accordance with Regulations Section 1.704-1(b)(4)(ii), unless the applicable Code provision shall otherwise require.

        (c)    Conformity of Reporting.    The Members are aware of the income tax consequences of the allocations made by this Section 7.2 and hereby agree to be bound by the provisions of this Section 7.2 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.

        Section 7.3.    Code Section 754 Election.    To the extent and at the times provided by law, the Board of Directors, on behalf of the Company, may elect in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the tax bases of the assets of the Company pursuant to Sections 734 and 743 of the Code.

ARTICLE VIII.

MANAGEMENT OF THE COMPANY

        Section 8.1.    Board of Directors; Officers.

        (a)   The overall management and control of the Company shall be exercised by a board of directors appointed by the Members (the "Board of Directors"). The Board of Directors shall consist of up to four individuals appointed by the Members, the Chairman and Chief Executive Officer of the Company, if any (to the extent the individual serving as the Chairman and Chief Executive Officer is not one of the four (4) individuals appointed to the Board of Directors by the Members), and, so long as any Senior Secured Note remains outstanding, the Independent Director. Any individual serving on the Board of Directors solely as the Chairman and Chief Executive Officer (and not otherwise appointed by one of Members to the Board of Directors) shall be a non-voting member of the Board of Directors. The Independent Director shall be a non-voting member of the Board of Directors, except as otherwise expressly provided in Section 8.7(e), and the Board of Directors shall not be required to consent to or notify the Independent Director with respect to any matter, except with respect to matters requiring the vote or consent of the Independent Director pursuant to this LLC Agreement. Except as otherwise expressly provided herein, references in this LLC Agreement to the approval or consent of the Board of Directors shall mean the approval or consent of only such representatives to the Board of Directors entitled to vote on such matter. The Company shall not, and shall not have the power or authority and shall not be authorized to, take any action expressly specified herein as requiring the affirmative vote or written consent of the Independent Director absent the currently effective appointment of and affirmative vote or written consent of such Independent Director.

        Each Member shall have the right to appoint (i) two representatives to the Board of Directors for so long as such Member (or, in the case of the DLJMB Group, the DLJMB Group collectively, or, in the case of the Highstar Group, the Highstar Group collectively) holds at least a 40.1% Ownership Percentage and (ii) one representative to the Board of Directors for so long as such Member (or, in the case of the DLJMB Group, the DLJMB Group collectively, or, in the case of the Highstar Group, the Highstar Group collectively) holds at least a 20.1% Ownership Percentage. If any Member shall cease to have the right to appoint one or more representatives to the Board of Directors pursuant to the preceding sentence, then the representative or representatives that such Member formerly had the right to appoint shall automatically resign or be deemed to have been removed by all Members. Any of a Member's representatives on the Board of Directors may cast such Member's vote on the Board of Directors whether one or more of such representatives is present at any meeting of the Board of Directors. Each representative on the Board of Directors appointed by a Member shall hold office until death, resignation or removal at the pleasure of the Member that is entitled to appoint such representative of the Board of Directors. If a vacancy occurs on the Board of Directors, the Member that is entitled to appoint such vacating representative shall appoint a successor. Each Member may also designate an alternate who shall be authorized to act in the absence of the representative for whom he or she is an alternate. Each alternate shall also hold office until death, resignation or removal at the pleasure of the Member who is entitled to appoint such alternate. The Board of Directors shall be empowered to set policy for, and to make all decisions on behalf of, the Company, subject to the limitations set forth in this LLC Agreement. Other than with respect to the taking of any Bankruptcy Action, the Board of Directors may delegate such of its authorities and responsibilities to a Member or any other party as the Board of Directors may elect. The Board of Directors shall appoint such officers as it shall determine appropriate for the Company. Such officers shall hold office until death, resignation or removal, with removal to be at the pleasure of the Board of Directors.

        (b)   The Board of Directors shall hold such meetings as may be called by any Board of Directors representative upon 10 days' prior written notice for meetings in person, or upon 24 hours' prior written notice for special telephonic or televideo meetings; provided, however, that a valid meeting of the Board of Directors may be held in the absence of such notice, or upon shorter notice, if at least one representative of each Member who is entitled to appoint a director attends or participates in such meeting and, in the case of any meeting concerning a Bankruptcy Action, the Independent Director attends or participates in such meeting. When feasible, the Chairman and Chief Executive Officer, if any, shall provide the representatives on the Board of Directors with an agenda for each Board of Directors meetings reasonably in advance of such meeting. No Board of Directors representative or alternate shall be entitled to compensation or reimbursement of expenses from the Company for attendance at such meetings. Notwithstanding the foregoing, Entity Services Group, LLC (or any successor thereto) shall be entitled to customary compensation for furnishing an employee to act as the Independent Director. Any meeting of the Board of Directors may be held by conference telephone call, televideo arrangement or through similar communications equipment. Participation in a meeting via telephone or televideo shall constitute presence in person at such meeting. The Chairman and Chief Executive Officer, if any, shall keep and maintain minutes of each meeting of the Board of Directors with the other books and records of the Company.

        (c)   Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all representatives on the Board of Directors entitled to vote on such action consent thereto in writing. Such consents shall be filed with the minutes of the Board of Directors.

        (d)   The Board of Directors may take action on a matter at a meeting only if representatives designated by Members holding a majority of the Ownership Percentages are present in person or by proxy (a "Quorum"). In the absence of a Quorum at the opening of any meeting of the Board of Directors, such meeting may be adjourned from time to time by the vote of the Members holding not less than a majority of the Ownership Percentages cast on the motion to adjourn.

        (e)   Except as otherwise provided in Section 8.7, all actions of the Board of Directors shall require the affirmative vote of the representatives designated by Members holding a majority of the Ownership Percentages; provided, however, that for as long as the Highstar Group and the DLJMB Group each own at least a 40.1% Ownership Percentage, all actions shall require the affirmative vote of at least one representative on the Board of Directors representing the Highstar Group and at least one representative on the Board of Directors representing the DLJMB Group. The Members shall not vote their Ownership Percentages or Membership Interests directly except as required under the Act, and the Preferred Interests shall have no voting rights. In the event that any Member ceases to be a Member for any reason whatsoever, the representatives on the Board of Directors appointed by such Member shall immediately cease to be representatives on the Board of Directors.

        (f)    The members of the Board of Directors appointed by the Members as provided for herein shall also serve as members of the board of directors of each direct Subsidiary of the Company (unless such Subsidiary is a member-managed limited liability company and the Company is the sole member) and as four of the eight members of the board of directors of Duke/UAE (such four Duke/UAE directors shall be hereinafter referred to as the "Four Duke/UAE Directors"); provided, however, that if at any time the Members are collectively entitled to appoint less than four (4) members to the Board of Directors, then the Board of Directors shall appoint the rest of the Four Duke/UAE Directors. Each of the Four Duke/UAE Directors shall vote as one block. If the Four Duke/UAE Directors do not get direction from the Board of Directors to vote affirmatively on any proposed Duke/UAE board of directors resolution, then the Four Duke/UAE Directors shall vote negatively on such resolution. If any of the Four Duke/UAE Directors vote in favor of passing any Duke/UAE board of directors resolution without direction from the Board of Directors or in a manner opposing the direction (or lack of direction) given by the Board of Directors or as otherwise required by this Section 8.1 ("Dissident Director"), then the Member or Members who appointed such Dissident Director shall indemnify each other Member for any losses sustained by such other Member resulting from such action of the Dissident Director in voting in favor of passing any Duke/UAE board of directors resolution without direction from the Board of Directors or that opposes the direction (or lack of direction) given by the Board of Directors or that is otherwise required by this Section 8.1.

        The Members hereby agree that the Board of Directors shall vote the Company's stock in MSW Energy Finance Co., Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company ("Finance Co."), to appoint the members serving on the Company's Board of Directors from time to time as the four (4) directors of Finance Co.; provided that if at any time the Members are collectively entitled to appoint less than four (4) members to the Board of Directors, then the Board of Directors shall appoint the rest of the directors of Finance Co. For as long as the Highstar Group and the DLJMB Group each owns at least a 40.1% Ownership Percentage, all actions of the board of directors of Finance Co. shall require the affirmative vote of at least one director on Finance Co.'s Board of Directors representing the Highstar Group and at least one representative on Finance Co.'s board of directors representing the DLJMB Group.

        (g)   Subject to such supervisory powers as may be exercised by the Board of Directors, the Chairman and Chief Executive Officer, if any, shall be the chief executive officer of the Company and, if present, shall preside at meetings of the Board of Directors, and shall see that all orders and resolutions of the Members and Board of Directors are carried into effect. The Chairman and Chief Executive Officer, if any, shall, subject to the control of the Board of Directors, have the general powers and duties of management usually vested in the office of the chairman and chief executive officer of a corporation and shall exercise and perform such other powers and duties as may be from time to time prescribed by the Board of Directors or prescribed by this LLC Agreement. The Chairman and Chief Executive Officer, if any, shall have the power to execute bonds, mortgages and other contracts on behalf of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company to the exclusion of the Chairman and Chief Executive Officer, if any.

        (h)   Subject to such supervisory powers as may be exercised by the Board of Directors or assigned by the Board of Directors to the Chairman and Chief Executive Officer, the President, if any, shall be the chief operating officer of the Company, shall, if present and in the absence of the Chairman and Chief Executive Officer, preside at meetings of the Board of Directors and shall, subject to the control of the Board of Directors, have general and active management of the business of the Company. The President, if any, shall have the general powers and duties of management usually vested in the office of the president of a corporation and shall exercise and perform such other powers and duties as may be from time to time prescribed by the Board of Directors or prescribed by this LLC Agreement. The President, if any, shall have the power to execute bonds, mortgages and other contracts on behalf of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company to the exclusion of the President.

        (i)    Subject to such supervisory powers as may be exercised by the Board of Directors or assigned by the Board of Directors to the Chairman and Chief Executive Officer or the President, if any, the Chief Financial Officer and Treasurer, if any, shall be the chief financial officer of the Company and shall, subject to the control of the Board of Directors, the Chief Financial Officer and Treasurer have the care and custody of all the funds and securities of the Company which may come into his hands as Chief Financial Officer and Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and he may endorse all commercial documents requiring endorsements for or on behalf of the Company. He may sign all receipts and vouchers for the payments made to the Company. He shall render an account of his transactions to the Board of Directors as often as the Board of Directors shall require the same. He shall enter regularly in the books to be kept by him for that purpose full and adequate account of all moneys received and paid by him on account of the Company. He shall perform all acts incident to the position of Chief Financial Officer and Treasurer, subject to the control of the Board of Directors. He shall when requested, pursuant to vote of the Board of Directors, give a bond to the Company conditioned for the faithful performance of his duties, the expense of which bond shall be borne by the Company.

        (j)    The Board of Directors shall cause the Company and its Subsidiaries to use their best efforts to cause Duke/UAE and its Subsidiaries, subject to any contractual restrictions binding upon Duke/UAE and its Subsidiaries, to make distributions of all "Distributable Cash" (as defined in the Duke/UAE Limited Liability Company Agreement) on a monthly basis to the extent practicable, but in no event less frequently than quarterly, to the Company's Subsidiaries in accordance with their ownership interest in Duke/UAE, and shall cause the Company's Subsidiaries to distribute any amounts so received to the Company. Also, the Board of Directors shall not allow the Company or its Subsidiaries to consent to any amendment or modification to any contractual restriction binding upon Duke/UAE and its Subsidiaries that would in any manner make any such current contractual restrictions on distributions more restrictive upon Duke/UAE and its Subsidiaries (and new restrictions shall not be consented to by the Company and its Subsidiaries).

        Section 8.2.    Services.    Subject to Section 8.7, upon disclosure to the Company and the other Members, any Member or its Affiliates may provide services to the Company at market prices and on market terms, in accordance with the general procedures for approval of contractual obligations of the Company.

        Section 8.3.    Liability for Certain Acts.    Each Member shall act in good faith with respect to the Company and with such care as an ordinary prudent person in a like position would use under similar circumstances. No Member has guaranteed nor shall it have any obligation with respect to the return of a Member's Capital Contributions, and no Member has guaranteed profits from the operation of the Company. No Member shall be liable to the Company or to any other Member for any loss or damage sustained by the Company or any Member, except for (i) any loss or damage resulting from intentional misconduct, gross negligence or a knowing violation of law by such Member or its officers, directors, agents or Affiliates, (ii) a transaction for which such Member, or its officers, directors, agents or Affiliates received a personal benefit in violation or breach of the provisions of this LLC Agreement, or (iii) a breach of its obligation to, or failure by a Member to, make any required Additional Capital Contribution, where such Member is a Breaching Member under Section 5.7 and has not cured its breach under Section 5.7(b) whether or not the same is cured by the other Member under Section 5.7(c) or 5.7(d), or any other breach or non-compliance by a Member or any of its Affiliates of its obligations hereunder or any provision hereof; it being understood that, in connection with any instance or circumstance referred to in clause (i), (ii) or (iii) above, the Company or any such other Member may pursue any remedy available to the Company or any other Member at law, in equity, by statute or otherwise in respect of any such conduct, violation, noncompliance or breach, and any other Member may pursue any such remedies on behalf and in the name of the Company or the Company may pursue any such remedies without the consent of the directors of the Company appointed by such non-complying Member or Breaching Member. In no event shall any Member be liable to the Company or to any other Member for any indirect or consequential damages sustained by the Company or any other Member. Each Member shall be entitled to rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data prepared or presented in accordance with the provisions of Section 18-406 of the Act.

        Section 8.4.    No Exclusive Duty to Company.

        (a)   A Member shall not be required to tend to the business and affairs of the Company as such Member's sole and exclusive function, and any Member may have other business interests and may engage in other activities in addition to those relating to the Company, including those that may be in competition with the Company or any of its Members. Neither the Company nor any Member shall have any right, by virtue of this LLC Agreement, to share or participate in such other investments or activities of a Member or to the income or proceeds derived therefrom. A Member shall incur no liability to the Company or to any of the other Members as a result of engaging in any other business or venture.

        (b)   Notwithstanding Section 8.4(a), no Member nor any Affiliate of such a Member shall own or acquire any equity interest in a Facility in the United States unless such Member or its Affiliate first offers (a "Facility Investment Offer") the opportunity to acquire such equity interest to the Company at the same price and on substantially the same terms and conditions as (or more favorable terms and conditions than) are available to such Member or its Affiliate. The offering Member or Affiliate shall notify the Company in writing, in reasonable detail (which writing may be a preliminary term sheet setting forth the general terms and conditions of the proposed transaction), of any Facility Investment Offer and shall provide to the Company such information as the Company may reasonably request in order to evaluate such offer, subject to any confidentiality agreement or other restriction applicable to the offering Member or Affiliate. The determination by the Company as to whether to accept or decline any Facility Investment Offer shall be made by a vote of the Members holding a majority of the Ownership Percentages, exclusive of the Ownership Percentage of the Member who makes, or whose Affiliate makes, the Facility Investment Offer. Such determination shall be communicated to the offering Member in writing within 20 Business Days after receipt by the Company of the Facility Investment Offer. If (i) the Company declines such Facility Investment Offer, (ii) the Company accepts such Facility Investment Offer and fails, for any reason, within 60 days after the date of acceptance by the Company of such Facility Investment Offer, to enter into a binding agreement with third parties to effect such acquisition of or investment in the equity interest or (iii) the Company enters into a binding agreement with third parties, but fails, for any reason, within 180 days after the date of the binding agreement (or within three years after the date of the binding agreement if such acquisition or investment is in the construction or development of a new Facility) to complete such acquisition or investment, then the Member who made such offer, or any Affiliate of such Member, shall be free to effect such acquisition or investment at any time thereafter, and, so long as such acquisition or investment does not materially and adversely affect the Company, the Company will make its personnel and other resources available, on commercially reasonable terms, to assist the Member or its Affiliates in such acquisition or investment. This Section 8.4(b) shall not apply to, and no Facility Investment Offer shall be required in connection with, (i) the acquisition by a Member or its Affiliate of an equity interest that constitutes less than 5% of the outstanding equity of any Person; (ii) any acquisition or investment by a Member or its Affiliate in a Person that derives less than a majority of its net income from a Facility or Facilities; (iii) any acquisition or investment in a Member or any Affiliate of a Member by, or any merger, consolidation, or statutory share exchange by a Member or any Affiliate with, any Person that, at the time of such acquisition or investment, owns or has an equity interest in another Facility so long as the primary purpose for such acquisition or investment is not the acquisition or investment by the Member or its Affiliate in such Facility; or (iv) any joint venture (whether by contract or through the creation of a partnership, limited liability company or similar vehicle) with any Person that, at the time of creation of such joint venture, owns or has an equity interest in a Facility so long as the primary purpose for the creation of such joint venture is not the acquisition or investment by the Member or its Affiliate in such Facility. Notwithstanding anything to the contrary set forth elsewhere in this LLC Agreement, for purposes of this Section 8.4(b), (i) none of American International Group, Inc. or its direct or indirect affiliates, subsidiaries, groups or divisions (other than Highstar Renewable Fuels LLC, AIG Highstar Capital, L.P., any fund controlled by AIG Highstar GP II, L.P., or the successor fund to AIG Highstar Capital, L.P. whose general partner has the same managing director as the general partner of AIG Highstar Capital, L.P., but excluding their respective portfolio companies) shall be deemed to be an Affiliate of any Member and (ii) none of Credit Suisse

Group or its direct or indirect affiliates, subsidiaries, groups or divisions, including, without limitation, Credit Suisse First Boston, Credit Suisse First Boston (USA), Inc., Credit Suisse First Boston LLC, Credit Suisse First Boston Private Equity, Inc., Credit Suisse Asset Management, LLC or their respective affiliates, subsidiaries, groups or divisions (other than DLJ Merchant Banking III, Inc. and funds under its control, but excluding its and their respective portfolio companies) shall be deemed to be an Affiliate of any Member. Notwithstanding any other provision of this Section 8.4(b) to the contrary, if no fund that is controlled by AIG Highstar GP II, L.P. or no successor fund to AIG Highstar Capital, L.P. whose general partner has the same managing director as the general partner of AIG Highstar Capital, L.P. is organized by the date that is 394 days after the date of this LLC Agreement, then the provisions of this Section 8.4(b) shall automatically become null and void and have no further force or effect.

        Section 8.5.    Indemnity of Members, Employees and Other Agents.

        (a)   To the fullest extent permitted under the Act, the Company shall indemnify the Company's officers and employees, the representatives (including any alternates) on the Board of Directors and the other Members (and the respective officers, directors, employees, agents, members, managers, stockholders and Affiliates of each of the foregoing) (each of the foregoing, an "Indemnitee") in connection with the management of the Company when the same shall be acting within the scope of their authority conferred by the provisions of this LLC Agreement or pursuant to a duly authorized delegation of authority from the Board of Directors; provided that no such indemnification shall be available in respect of any loss or damage to the extent that such loss or damage is determined to have been primarily caused by the gross negligence, willful misconduct or bad faith of the Person claiming indemnification or for which a Member is liable to the Company or another Member under Section 5.2(a), 5.7 or 8.3.

        (b)   To the extent that an Indemnitee is successful on the merits or otherwise in any Proceeding, such Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee's behalf in connection therewith. If an Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all Claims, issues or matters in such Proceeding, the Company shall indemnify such Indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved Claim, issue or matter. For purposes of this Section 8.5(b) and without limitation, the termination of any Claim, issue or matter in such a Proceeding by dismissal or withdrawal with or without prejudice, shall be deemed to be a successful result as to such Claim, issue or matter. For purposes of this Section 8.5, "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative that arise out of or otherwise relate to this LLC Agreement and the terms hereof.

        (c)   The Company shall advance all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of any Indemnitee to repay any expenses advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified against such expenses.

        Section 8.6.    Compensation.    No Member shall be entitled to compensation for actions taken on behalf of the Company; provided, however, Members shall, subject to Section 8.7, be reimbursed for all reasonable and necessary expenses incurred on behalf of the Company.

        Section 8.7.    Special Provisions.

        Notwithstanding any other provision of this LLC Agreement, as long any Senior Secured Note remains outstanding, the following shall apply:

        (a)   The purpose for which the Company is organized is limited solely to (i) owning, holding and managing the Duke/UAE Ownership Interest and the capital stock of Finance Co., (ii) entering into and performing, and complying with, its obligations under, in connection with, contemplated by or necessitated by the Note Documents, this LLC Agreement, the Equity Purchase Agreement, the Equity Contribution Agreement, the Essex Side Agreement, and certain other agreements related to the Company Letter of Credit, (iii) selling, exchanging, transferring, and refinancing the Duke/UAE Ownership Interest to the extent contemplated or permitted by the Note Documents, (iv) engaging in any other transaction or business contemplated or permitted by the Note Documents, and (v) transacting any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware that is incident, necessary and appropriate to accomplish the foregoing.

        (b)   The Company has not incurred and will not incur any indebtedness other than (i) pursuant to the Note Documents, and (ii) other indebtedness contemplated or permitted by the Note Documents.

        (c)   The Company shall not voluntarily dissolve or liquidate or engage in any consolidation, merger, conveyance, transfer or sale of assets outside of the ordinary course of its business, except as contemplated or permitted by the Note Documents.

        (d)   The Company shall:

            (i)  maintain its books and records separate from any other Person;

           (ii)  maintain its bank accounts separate from any other Person, except as contemplated or permitted by the Note Documents;

          (iii)  not commingle its assets with those of any other Person and shall hold all of its assets in its own name;

          (iv)  conduct its business in its own name;

           (v)  maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and shall not have its assets listed on the financial statement of any other Person;

          (vi)  file its tax returns separate from those of any other Person, unless otherwise required by law;

         (vii)  pay its own liabilities and expenses only out of its own funds;

        (viii)  observe all limited liability company and other organizational formalities;

          (ix)  employ or deal with any Member or any Affiliate, to the extent it chooses to employ or deal with such Person at all, only on a fair and arms' length basis and shall not enter into any transaction with its Members or any Affiliate of any of its Members other than on an arms' length basis, reflecting terms and conditions no less favorable to the Company than those negotiated between unrelated parties, except as (A) contemplated or permitted by the Note Documents or (B) approved by each of the representatives to the Board of Directors appointed by the disinterested Member(s).

           (x)  not enter into or be a party to any transaction with any Member or Affiliate thereof, or, where relevant, such Member's or Affiliate's members, officers, directors, shareholders, or Affiliates, as the case may be, except on terms and conditions which are intrinsically fair and are no less favorable to it than would generally be obtained in a comparable arms' length transaction with an unrelated third party, except as (A) contemplated or permitted by the Note Documents or (B) approved by each of the representatives to the Board of Directors appointed by the disinterested Member(s).

          (xi)  pay the salaries of its own employees only from its own funds;

         (xii)  maintain a sufficient number of employees in light of its contemplated business operations;

        (xiii)  not assume, guarantee or become obligated for the debts of any other Person, except as contemplated or permitted by the Note Documents;

        (xiv)  not hold out its credit as being available to satisfy the obligations of any other Person, except as contemplated or permitted by the Note Documents;

         (xv)  not acquire the obligations or securities of its Affiliates or Members, other than (1) Hudson, Erie and Finance Co. or (2) as contemplated or permitted by the Note Documents;

        (xvi)  not make any gifts, loans, or fraudulent conveyances to any other Person or buy or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities), except as contemplated or permitted by the Note Documents;

       (xvii)  allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, except as contemplated or permitted by the Note Documents;

      (xviii)  use separate stationery, invoices, and checks bearing its own name;

        (xix)  not pledge its assets for the benefit of any other Person, other than as contemplated or permitted by the Note Documents;

         (xx)  hold itself out as a separate entity;

        (xxi)  correct any known misunderstanding regarding its separate identity;

       (xxii)  act solely in its own name, through its own officials, agents or representatives where relevant;

      (xxiii)  not hold itself out to the public, to any creditors, or to any governmental agency as a "division" or "part" of any entity or entities, or more generally as part of a single integrated enterprise with any other entity; and

      (xxiv)  subject to Section 5.2, use its commercially reasonable efforts to maintain adequate capital in light of its contemplated business operations.

        (e)   Notwithstanding any other provision of this LLC Agreement to the contrary, and any provision of law that so empowers the Company or the Members, the Company shall not, without the unanimous vote or consent of all of the members to the Board of Directors, which vote must include the Independent Director, institute any Bankruptcy Action.

        (f)    There shall be an Independent Director serving on the Board of Directors. Initially, such Independent Director shall be Andrew T. Panccione. Should such initial Independent Director or a successor thereto resign, the Members shall appoint a new Independent Director.

        (g)   In the event that there is a dissolution or other event terminating the interest of one or more of the Members, the Company shall not dissolve so long as one Member remains.

        (h)   Notwithstanding that the Company is not then insolvent, the Independent Director shall take into account the interests of the Company's creditors.

        (i)    The Members shall amend the provisions specified in this Section 8.7 and Section 12.1 only if the Company provides prior written notice to each of the rating agencies then providing a rating on the Senior Secured Notes.

        Section 8.8.    Independent Director.    Notwithstanding anything to the contrary in this LLC Agreement, the Independent Director shall have no right to approve or manage any aspect of the Company's business or operations except as expressly set forth in Section 8.7(e).

ARTICLE IX.

RIGHTS AND OBLIGATIONS OF MEMBERS

        Section 9.1.    Limitation on Liability and Authority.    Each Member's liability shall be limited as set forth in this LLC Agreement, the Act and other applicable law. Each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or hold itself out as an agent of the Company, unless such Member is acting expressly within the scope of its authority under this LLC Agreement or an express duly authorized delegation of authority by the Board of Directors.

        Section 9.2.    No Liability for Company Obligation.    No Member will have any liability for any debts or losses of the Company except as provided by law relating to liability for wrongful distributions or pursuant to Section 7.1(d) relating to a Member's Capital Account restoration option.

        Section 9.3.    Priority and Return of Capital.    Except as is expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses, or distributions. This Section 9.3 shall not apply to Member Loans (including, without limitation, Capital Contribution Loans).

        Section 9.4.    Waiver of Conflicts.    To the fullest extent permitted by law and subject to Section 8.7, each Member hereby waives any conflicts of interest of Highstar and its Affiliates, of DLJMB and its Affiliates, of each other Member and its Affiliates, and of each of their respective directors, officers, members, managers, partners, stockholders and employees (each, a "Related Party") arising out of or relating to any relationships between a Related Party and its Affiliates, currently existing or hereafter arising, including without limitation the activities of any Member or Affiliates of any Member as a provider of credit support under the Equity Contribution Agreement. In each case, the Related Party shall have the same rights and powers in its relevant capacity as would an unrelated third party and may exercise such rights and powers without regard to such other capacities and as though such Related Party were not a party to this LLC Agreement, all without liability for any duties owed in such other capacities or for any benefits derived by any other Related Person in such other capacities.

        Section 9.5.    Regulatory Matters.

        (a)   No Member shall take any action, and each Member shall use commercially reasonable efforts to prevent any third-party action within its reasonable control, if such action would result in an Adverse QF Event or an Adverse PUHCA Event. Each Member shall cooperate with any affected Member, and shall use all commercially reasonable efforts, to remedy any Adverse QF Event or Adverse PUHCA Event. Each Member shall use commercially reasonable efforts not to acquire any interest in any, or become an electric utility or electric utility holding company if that would result in an Adverse QF Event. In connection with any Transfer, the transferring Member will request that the proposed assignee represent either (i) that to its knowledge it does not have any stockholders who are "public-

utility companies" or "holding companies" within the meaning of PUHCA (and if such transferor is a publicly owned corporation or a subsidiary of a publicly owned corporation, it may rely on the fact that publicly available 13(d) or 13(g) documents do not reveal ownership by "public-utility companies" or "holding companies") or (ii) if it does know of such stockholders who are "public-utility companies" or "holding companies," the amount of such ownership by such stockholders in such assignee. Unless otherwise required by law, no Member will consummate any Transfer if based on the information received by such Member, set forth above, such Transfer would result in an Adverse QF Event, or if such Member otherwise has knowledge that such Transfer would result in an Adverse QF Event. If any party breaches the covenants set forth in this Section 9.5(a), then the other parties shall be entitled to such relief at law or in equity as may be awarded by a court of competent jurisdiction. In connection with any Transfer permitted by the terms of this LLC Agreement, each Member, at the request and expense of the transferring Member, will use its commercially reasonable efforts to (i) make all appropriate filings and submissions with any Governmental Authority that may be necessary, proper or advisable under applicable laws and regulations in respect of such Transfer and (ii) cooperate in all respects with the other Members and the Company in connection with such filing or submission.

ARTICLE X.

ACCOUNTING AND TAX MATTERS

        Section 10.1.    Fiscal Year.    The Company's annual accounting period (the "Fiscal Year") shall be the calendar year, unless otherwise approved by the Board of Directors or otherwise required by the Code.

        Section 10.2.    Books and Records; Audit.

        (a)   The Company shall maintain or cause to be maintained separate records and accounts. Such records and accounts shall show a true and accurate record of all operations, costs and expenditures, charges made, credits made and received, and income derived in connection with the operation of the Company in accordance with GAAP consistently applied. Subject to Section 8.7, the Company may cause accountants who are employees of one or more Members to keep the Company's books and records, or the Company may hire third-party accountants to keep the Company's books and records. The Company shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly.

        (b)   Without limiting the generality of the foregoing, the Company shall keep or cause to be kept the following records at the principal place of business of the Company:

            (i)  a current list of the full name and last known address of each Member;

           (ii)  a copy of the Certificate of Formation of the Company and all amendments thereto;

          (iii)  copies of the Company's Federal, state, and local income tax returns and reports, if any, for the six most recent years;

          (iv)  minutes of each meeting of the Board of Directors maintained pursuant to Section 8.1(b) and any actions by written consent of the Board of Directors pursuant to Section 8.1(c);

           (v)  a copy of this LLC Agreement, together with any amendments thereto; and

          (vi)  copies of all financial statements of the Company for the three most recent years.

        (c)   Each Member shall, at its sole expense, have the right, at any time and from time to time without notice to the other Members, to examine, copy and audit the Company's books and records during normal business hours.

        Section 10.3.    Reports.    Within 120 days after the end of each Fiscal Year and 60 days after the end of each of the first three fiscal quarters of each Fiscal Year, the Company shall furnish each Member with a copy of the balance sheet of the Company as of the last day of the applicable period, and a statement of income or loss for the Company for such period, which shall be prepared from the books and records of the Company in accordance with GAAP consistently applied. The Company's year-end annual statements shall be audited by a firm of independent certified public accountants of national standing, unless the Board of Directors shall determine that such audit is not required. Such annual financial statements shall also include a statement showing any item of income, deduction, credit, or loss allocable for Federal income tax purposes pursuant to the terms of this LLC Agreement. The Members understand that the Company will frequently depend on Duke/UAE, its direct and indirect subsidiaries and other Persons that are not under the Company's control to provide timely and accurate information in connection with the preparation of financial, tax, and other reports or information concerning the Company's investments, and that (as a result of matters outside of its control) the Company may be unable to deliver reports and other information within the respective periods required by this Section 10.3 or Section 10.4. In such circumstances, the Company shall use its commercially reasonable efforts to provide the required reports or information as soon as reasonably practicable after the specified period, but shall not be deemed to breach this Section 10.3 or Section 10.4 as a result of such delivery delays.

        Section 10.4.    Tax Returns.    The Company shall prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, together with any schedules or other information that each Member may require in connection with preparation of such Member's own tax affairs, shall be furnished to the Members within 150 days after the end of each Fiscal Year.

        Section 10.5.    Tax Matters Member.    (a) If the Company is not treated as a "partnership" within the meaning of Code Section 6231(a)(1)(A) by reason of Code Section 6231(a)(1)(B)(i), the Members shall cause the Company to make and keep in effect an election under Code Section 6231(a)(1)(B)(ii), which election shall be effective beginning with the first taxable year of the Company, to have the provisions of Sections 6221 through 6234 of the Code apply to the Company and its Members. DLJMB shall serve as the "tax matters partner" of the Company within the meaning of Section 6231(a)(7) of the Code (such Member, acting in such capacity, the "Tax Matters Member"), and such Member shall serve as Tax Matters Member of the Company until its successor is duly designated by the Board of Directors. The Tax Matters Member shall not take any action that may be taken by a "tax matters partner" under Code Section 6221 through 6234 unless (i) it has first given the other Members written notice of the contemplated action at least ten (10) business days prior to the applicable due date of such action and (ii) it has received the written consent of the Members to such contemplated action. The Tax Matters Member shall not bind any Member to a settlement agreement without first obtaining the written consent of such Member. The Tax Matters Member shall file or cause to be filed the Company's income tax returns on a timely basis.

        (b)   The Tax Matters Member shall, within ten (10) days after the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member. The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Member shall promptly (and in any event within ten (10) days) forward to each other Member copies of all significant written communications it may receive in such capacity.

        (c)   The Tax Matters Member shall be indemnified by the Company with respect to any action taken by it in its capacity as Tax Matters Member by applying, mutatis mutandis, the provisions of Section 8.5. The Tax Matters Member shall not charge the Company a fee for its services except as permitted under Section 8.2, but the Company shall reimburse the Tax Matters Member for its reasonable, documented out-of-pocket expenses related to its duties as Tax Matters Member.

        Section 10.6.    Bank Accounts.    The funds of the Company shall not be commingled with the funds of any Member or any other Person, and the Company shall not employ or permit any other Person to employ such funds in any manner except for the benefit of the Company. Except as otherwise provided in the Note Documents, the bank accounts of the Company shall be maintained in the name of the Company in such banking institutions as are approved by the Board of Directors, and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this LLC Agreement on such signature or signatures as the Board of Directors may determine.

ARTICLE XI.

TRANSFERS; ADJUSTMENT OF INITIAL OWNERSHIP PERCENTAGES

        Section 11.1.    Restrictions on Transfers.

        (a)   Subject to Sections 11.1(b), 11.1(c), 11.2, and 11.3, a Member may (i) transfer, sell, assign, pledge, encumber or otherwise directly dispose of all of any portion of its Membership Interest, or (ii) by merger or other business combination involving such Member or a Person directly or indirectly owning equity interests in such Member, cause a change in the ownership of, all or any portion of its Membership Interest (any transaction described in clauses (i) or (ii), a "Transfer"), in each case without the prior consent of any other Member.

        (b)   All Transfers (other than a Collateral Assignment) hereunder shall be by instrument (including in the case of a merger or business combination the relevant agreement or plan of merger or combination), in form and substance reasonably satisfactory to the Company, which instrument shall contain an express statement by the transferee of its agreement to accept, adopt and be bound by all of the terms and provisions of this LLC Agreement, as the same may have been amended from time to time. All Transfers shall provide for the payment by the transferring Member of all reasonable expenses incurred by the Company in connection with such Transfer, including, without limitation, the necessary amendments to this LLC Agreement to reflect such Transfer. The transferring Member and the transferee shall execute and acknowledge any and all such instruments as the Company may reasonably request to effectuate such Transfer (other than a Collateral Assignment), in each case in form and substance reasonably satisfactory to the Company. In no event shall the Company dissolve upon the admission of any Member to the Company or upon any permitted Transfer of an interest in the Company by any Member.

        (c)   Notwithstanding anything to the contrary in this LLC Agreement, at law or in equity, no Member shall Transfer, directly or indirectly, or otherwise affect the ownership of any Membership Interest for federal income tax purposes in a way that would cause a termination of the Company under Section 708 of the Code or a default under any material agreement, license, permit or other instrument of any kind whatsoever to which the Company is a party or by which it is bound or that would cause, or might be reasonably expected to cause, an Adverse PUHCA Event or an Adverse QF Event.

        Section 11.2.    Rights of First Refusal.

        (a)    Offer.    Except as otherwise expressly provided in Section 11.3, if a Member receives a bona fide offer for the purchase of all or a part of such Member's Membership Interests (or any rights or interests therein or in respect thereof) (other than a Preferred Interest) from, and such Member agrees to assign, sell, encumber, pledge, transfer or otherwise dispose of ("Assign") all or a part of such Member's Membership Interests (or any rights or interests therein or in respect thereof) (other than a Preferred Interest) to, a third party who is not an Affiliate of such Member, then such Member (the "Offering Member") shall make a written offer (the "Offer Notice") to sell such Membership Interests

(or any rights or interests therein or in respect thereof) to the other Members ("Offeree Members"). The Offer Notice shall set forth: (i) the name and address of any proposed assignee ("Proposed Assignee"); (ii) the Membership Interest (or any rights or interests therein or in respect thereof) to be Assigned ("Offered Interest"); (iii) the cash price to be paid by the Proposed Assignee for the Offered Interest ("Offer Price") and all other terms and conditions of the proposed Assignment; (iv) that the offer of the Proposed Assignee has been accepted by the Offering Member subject to the rights of the Offeree Members contained in this Section 11.2, (v) an offer to transfer the Offered Interest to such Offeree Members pursuant to this LLC Agreement; and (vi) that the proposed Assignment of the Offered Interests shall be consummated on or before the later to occur of sixty (60) days after the expiration of the Offer Period referred to in Section 11.2(c) or the Regulatory Approval Date.

        (b)    Certificate of Proposed Assignee.    The Offer Notice shall be accompanied by a certificate of the Proposed Assignee stating that (i) its offer to purchase the Offered Interests has been approved by its board of directors (or the equivalent if the Proposed Assignee is not a corporation), if necessary, (ii) the description of its offer contained in the Offer Notice is complete and accurate, (iii) it is aware of the rights of the Offeree Members contained in Section 11.2(c) and (iv) prior to the purchase of any Offered Interest by the Proposed Assignee, it will become a party to this LLC Agreement and agree to be bound by the terms and conditions hereof to the same extent and in the same manner as the Offering Member.

        (c)    Option to Purchase.

            (i)  For a period of thirty (30) days after receipt of the Offer Notice and the certificate referred to in Section 11.2(b) (the "Offer Period"), the Offeree Members shall have the right to elect to exercise their respective options to purchase, on the same terms contained in the Offer Notice on which the Proposed Assignee has agreed to purchase the Offered Interests, up to that percentage of the Offered Interests determined by dividing the total Ownership Percentage then owned by such Offeree Member by the total Ownership Percentages then owned by all Offeree Members (the "Proportionate Share") plus any Excess Offered Interests described below; provided, however, that the Offeree Members shall not have the right to purchase less than all of the Offered Interests unless the Offering Member consents to the purchase of less than all of the Offered Interests.

           (ii)  Each Offeree Member's option to purchase Offered Interests hereunder shall be exercisable by delivering written notice to such effect, prior to the expiration of the Option Period, to the Offering Member, the Company and, if applicable, the other Offeree Members (a "Offeree's Notice"). Each Offeree Member shall have the right and may indicate in the Offeree's Notice its desire to participate in the purchase of such Offered Interests in excess of its Proportionate Share. The failure of an Offeree Member to exercise its option to purchase the Offered Interests prior to the expiration of the Offer Period shall be deemed to be a waiver of its right to participate in the purchase of the Offered Interests.

          (iii)  If any Offeree Member does not elect to purchase all of its respective Proportionate Share of the Offered Interests, then the Offered Interests that were available for purchase by all such declining Offeree Members (the "Excess Offered Interests") shall automatically be deemed to be accepted for purchase by the Offeree Members who indicated in their Offeree's Notices a desire to participate in the purchase of Offered Interests in excess of their Proportionate Share. Unless otherwise agreed by all of the Offeree Members participating in the purchase, each Offeree Member shall purchase an amount of Excess Offered Interests equal to the product of (A) the amount of Excess Offered Interests and (B) a fraction, the numerator of which is the total Ownership Percentage then owned by such Offeree Member and the denominator of which is the total Ownership Percentages then owned by all Offeree Members who participate in the purchase of Excess Offered Interests.

        (d)    Sale by Offering Member.    Unless the Offeree Members collectively elect to purchase all of the Offered Interests or the Offering Member consents to the purchase of less than all of the Offered Interests, no Offeree Member may purchase any of the Offered Interests, and the Offering Member shall be free to Assign all, but not less than all, of the Offered Interests to the Proposed Transferee in accordance with the terms set forth in the Offer Notice; provided, however, that if such Assignment is not consummated on or before the later to occur of sixty (60) days after the expiration of the Offer Period (or agreement as to partial exercise of such options) or the Regulatory Approval Date, the restrictions provided for herein shall again become effective, and no Assignment of such Offered Interests may be made thereafter by the Offering Member without again offering the same to the Offeree Members in accordance with this Section 11.2. Notwithstanding the foregoing provisions of this Section 11.2, a Member may pledge or grant a security interest in all or a portion of its Membership Interest to a third party in connection with a bona fide financing (or to a third party in connection with one or more bona fide refinancings thereof); provided, however, that any subsequent Transfer of a Membership Interest so pledged or in which a security interest is so granted, whether pursuant to a foreclosure or otherwise, shall constitute an Assignment and give rise to the right of first refusal set forth in Section 11.2(c) .

        (e)    Closing.    The closing of any Assignment of the Offered Interests by the Offeree Members pursuant to this Section 11.2 shall be held at the principal office of the Company at 10:00 a.m., local time, on or before the later to occur of sixty (60) days after the date of expiration of the Offer Period or the Regulatory Approval Date, or at such other time and place as the parties to the transaction may agree. At such closing, the Offering Member shall deliver, one or more assignment agreements transferring the Offered Interests to the Offeree Member(s) in a form reasonably satisfactory to the Offeree Member(s), and accompanied by all requisite transfer taxes, if any, and the Offered Interests to be Assigned shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this LLC Agreement and pursuant to applicable federal, state and foreign securities laws) and the Offering Member shall so represent and warrant, and further represent and warrant that it is the record and beneficial owner of such Offered Interests. Each Offeree Member participating in the Assignment shall deliver at such closing, by certified or official bank check or by wire transfer of immediately available funds, payment in full for such Offered Interests.

        (f)    Permitted Regulatory Restrictions Assignments.    In the event any Member is subject to Regulatory Restrictions at the time an Offering Member provides an Offer Notice, such Member shall be permitted to Assign its rights and remedies under Section 11.2(a) to any other Person in order to comply with such Regulatory Restrictions; provided, however, that the exercise of such rights by the assignee will not cause an Adverse QF Event or an Adverse PUHCA Event for the Company or any Member.

        (g)    Affiliate Assignments.    Notwithstanding Sections 11.2(a)-(e) but subject to Sections 11.1(b) and 11.1(c), at any time any Member may Assign all or any portion of its Membership Interest to an Affiliate of such Member (or, in the case of Highstar, to AIG Highstar Capital, L.P., any fund controlled by AIG Highstar GP II, L.P., or the successor fund to AIG Highstar Capital, L.P. whose general partner has the same managing director as the general partner of AIG Highstar Capital, L.P.) without complying with Sections 11.2(a)-(e); provided, however, that any such Assignment to an Affiliate does not result in an Adverse PUHCA Event or an Adverse QF Event. Notice of any Assignment permitted under this Section 11.2(g) shall be given by the Offering Member effecting the Assignment to each other Member at least five Business Days prior to such Assignment.

        (h)    Restricted Affiliate Assignments.    Except as otherwise expressly provided in Section 11.3, but notwithstanding any other provision of this Section 11.2 to the contrary, no Member or Restricted Affiliate shall or agree to, nor will they permit any Restricted Affiliate Parent to, (i) Assign all or any portion of its interests in such Member or Restricted Affiliate, (ii) enter into any statutory exchange, merger, amalgamation, consolidation or other business combination or any capital reorganization of such Member or Restricted Affiliate, (iii) issue or Assign any capital stock or any other equity interest in such Member or Restricted Affiliate or any options, warrants or other securities convertible into or exchangeable for capital stock or other equity interests in such Member or Restricted Affiliate, or (iv) Assign all or substantially all of the assets of such Member or Restricted Member in a single transaction or a series of related transactions, without first providing the other Members a right of first refusal on the terms set forth in Section 11.2(a)-(f) with the Offer Price for such Offered Interest deemed to be the consideration that is attributable to such Membership Interest that the Restricted Affiliate of such Member or the Restricted Affiliate Parent of such Restricted Affiliate received or is entitled or has agreed to receive in connection with any such transaction; provided, however, that nothing in this Section 11.2(h) shall be applicable to, prohibit or otherwise restrict, or otherwise require Section 11.2(a)-(f) to be applicable to (x) any Member, Restricted Affiliate or Restricted Affiliate Parent from engaging in any transaction described or set forth in clause (i), (ii), (iii) or (iv) of this Section 11.2(h) (A) solely with one or more Affiliates of such Member, Restricted Affiliate or Restricted Affiliate Parent, or (B) if any such transaction does not cause the applicable Member to no longer be an Affiliate of the Restricted Affiliates or Restricted Affiliate Parents to which it was affiliated with immediately prior to such transaction, or (y) any Affiliate of such Member that is not a Restricted Affiliate or Restricted Affiliate Parent from engaging in any transaction described or set forth in clause (i), (ii), (iii) or (iv) of this Section 11.2(h). Any transaction by a Member, Restricted Affiliate or Restricted Affiliate Parent in contravention of this Section 11.2(h) shall be deemed to be an Assignment by the applicable Member of a like portion of its Membership Interests and such Member shall be required to comply with the provisions of Section 11.2 (a)-(f) with respect to such Membership Interests as if such applicable Member was directly Assigning its Membership Interests and with the Option Price for such Offered Interest deemed to be the consideration that is attributable to such Membership Interest that the Member, Restricted Affiliate or Restricted Affiliate Parent received or is entitled or has agreed to receive in connection with such transaction.

        Section 11.3.    Call Option.

        (a)   For the period from the Initial Closing Date until the date (the "Notice Deadline") which is the earlier of 394 days thereafter or the date that AIG Global Investment Group, Inc. ("AIGGIG") has transferred its direct or indirect ownership of any Membership Interests to AIG Highstar Capital, L.P., any fund controlled by AIG Highstar GP II, L.P., or the successor fund to AIG Highstar Capital, L.P. whose general partner has the same managing director as the general partner of AIG Highstar Capital, L.P., if AIGGIG or any of its Affiliates desires to transfer, sell, assign, pledge, encumber, or otherwise directly dispose of all or any portion of its Membership Interest other than a Preferred Interest (an "Eligible Assignment") to any Person (other than an Affiliate of Highstar), Section 11.2 shall not be applicable and such Eligible Assignment shall be governed by this Section 11.3. In the event that AIGGIG or any of its Affiliates desires to effect an Eligible Assignment, AIGGIG or its applicable Affiliates (the "Assigning AIGGIG Member") shall first provide to DLJMB a written notice (the "Option Notice") on or prior to the Notice Deadline that describes the Membership Interest the Assigning AIGGIG Member proposes to Assign. For a period of sixty (60) days after delivery of the Option Notice (such period hereinafter referred to as the "First Option Period"), DLJMB or its designee or designees shall have the exclusive right and option (the "First Option Right"), by giving written notice of the exercise of such right and option to the Assigning AIGGIG Member, all other Members (who are not Affiliates of the Assigning AIGGIG Member), and the Company, to purchase all, but not less than all, of the Membership Interest described in the Option Notice, upon the same terms and conditions set forth in the Option Notice for the price determined as set forth in Part I of Schedule 11.3 hereto.

        (b)   If DLJMB is unwilling to purchase the entire offered Membership Interest, the Assigning AIGGIG Member may treat the entire Membership Interest that is the subject of the Option Notice as not subscribed, in which case such Membership Interest may be Assigned as set forth below. If, prior to the expiration of the applicable Option Period, DLJMB has not provided written notice of its election to purchase all of the Membership Interest described in the Option Notice, then the Assigning AIGGIG Member may, subject to Sections 11.1(b) and 11.1(c), at any time during the applicable Call Option Sale Period, Assign all, but not less than all, of the Membership Interest described in the Option Notice to any Person for a price and upon terms and conditions as the Assigning AIGGIG Member may determine. If the Assigning AIGGIG Member fails to consummate the sale of all of the Membership Interest described in the Option Notice prior to the expiration of the First Call Option Sale Period, then for a period of sixty (60) days after expiration of the First Call Option Sale Period (such period hereinafter referred to as the "Second Option Period"), DLJMB or its designee or designees shall have the exclusive right and option (the "Second Option Right"), by giving written notice of the exercise of such right and option to the Assigning AIGGIG Member, all other Members (who are not Affiliates of the Assigning AIGGIG Member), and the Company, to purchase all, but not less than all, of the Membership Interest described in the Option Notice, upon the same terms and conditions set forth in the Option Notice other than the price which shall be the Second Option Right Purchase Price. If the Assigning AIGGIG Member fails to consummate the sale of all of the Membership Interest described in the Option Notice prior to the expiration of the Second Call Option Sale Period, then for a period of sixty (60) days after expiration of the Second Call Option Sale Period (such period hereinafter referred to as the "Third Option Period"), DLJMB or its designee or designees shall have the exclusive right and option (the "Third Option Right"), by giving written notice of the exercise of such right and option to the Assigning AIGGIG Member, all other Members (who are not Affiliates of the Assigning AIGGIG Member), and the Company, to purchase all, but not less than all, of the Membership Interest described in the Option Notice, upon the same terms and conditions set forth in the Option Notice other than the price which shall be the Third Option Right Purchase Price. If the Assigning AIGGIG Member fails to consummate the sale of all of the Membership Interest described in the Option Notice prior to the expiration of the Third Call Option Sale Period, then Section 11.2 shall become effective and no sale or other transfer of such Membership Interest may be made thereafter by the Assigning AIGGIG Member without complying with Section 11.2. Notwithstanding the foregoing provisions of this Section 11.3, AIGGIG or its Affiliates may pledge or grant a security interest in all or a portion of its Membership Interest to a third party non-Affiliate in connection with a bona fide financing (or to a third party non-Affiliate in connection with one or more bona fide refinancings thereof); provided, however, that any subsequent Transfer of a Membership Interest so pledged or in which a security interest is so granted, whether pursuant to a foreclosure or otherwise, shall constitute an Assignment and give rise to an Option Right.

        (c)   If, prior to the end of the applicable Option Period, DLJMB has provided notice of its election to acquire the entire Membership Interest that is the subject of the Option Notice, then DLJMB shall be obligated to acquire such Membership Interest on the terms described in Section 11.3(a) with respect to the First Option Right or on the terms described in Section 11.3(b) with respect to the Second Option Right or the Third Option Right. The closing of the purchase and sale of such Membership Interest pursuant to this Section 11.3 shall be held at the principal office of the Company at 10:00 a.m., local time, on or before the later to occur of sixty (60) days after the expiration of the applicable Option Period, or, if all requisite governmental and regulatory approvals have not been obtained by such date, the Regulatory Approval Date, or at such other time and place as the parties to the transaction may agree. At such closing, the Assigning AIGGIG Member shall deliver, one or more assignment agreements transferring such Membership Interest to DLJMB or its designee(s), as applicable, in a form reasonably satisfactory to DLJMB, and accompanied by all requisite transfer taxes, if any, and such Membership Interest shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this LLC Agreement and pursuant to applicable federal, state and foreign securities laws) and the Assigning AIGGIG Member shall so represent and warrant, and further represent and warrant that it is the record and beneficial owner of such Membership Interest. DLJMB or its designee(s), as applicable, shall deliver at such closing (1) by certified or official bank check or by wire transfer of immediately available funds, payment in full for such Membership Interest, (2) the Backup Letter of Credit provided by Highstar, or the original Backup Guarantees together with a written statement from the Issuer acknowledging that the Backup Guarantees have been terminated, as applicable. If DLJMB or its designee(s), as applicable, defaults in its obligation to make payment of its purchase price, fails to return the original Backup Guarantees with the required Issuer acknowledgment or otherwise fails to perform its agreement to acquire the Membership Interest that is the subject of the Option Notice, then the Assigning AIGGIG Member may, in its sole discretion, complete the sale of such Membership Interest to any Person for a price and upon terms and conditions as the Assigning AIGGIG Member may determine.

        (d)   In the event AIGGIG or its Affiliates is subject to Regulatory Restrictions at the time an Assigning AIGGIG Member provides an Option Notice, such Member shall be permitted to assign its rights and remedies under Section 11.3(a)-(c) to any other Person in order to comply with such Regulatory Restrictions; provided, however, that the exercise of such rights by the assignee will not cause an Adverse QF Event or an Adverse PUHCA Event for the Company or any Member.

        (e)   Notwithstanding Sections 11.3(a)-(c) (but subject to Sections 11.1(b) and 11.1(c)), at any time AIGGIG or its Affiliates may Assign all or any portion of its Membership Interest to an Affiliate of such Member without complying with Sections 11.3(a)-(c); provided, however, that any such Assignment to an Affiliate does not result in an Adverse PUHCA Event or an Adverse QF Event. Notice of any Assignment permitted under this Section 11.3(e) shall be given by the Assigning AIGGIG Member effecting the Assignment to each other Member at least five Business Days prior to such Assignment.

        Section 11.4.    Purchase Option Upon Withdrawal, Involuntary Transfer or Breach.

        (a)   Upon the occurrence of any of the following events ("Defaults") concerning any Member, the other Members shall have the right to purchase the entire Membership Interest held by such Member at Fair Market Value and on the terms and conditions set forth in this Section 11.4:

            (i)  the Bankruptcy of a Member;

           (ii)  the allowance of a Member's Membership Interest (or portion thereof) to become subject to attachment, garnishment, charging order, or similar charge unless any such preceding enumerated event is susceptible to cure and is cured within 90 days;

          (iii)  any withdrawal or attempted withdrawal of a Member other than as a result of a transfer of such Member's Membership Interest in accordance with this Article XI; or

          (iv)  the dissolution or termination of any Member that is a partnership or limited liability company; the liquidation of any Member that is a corporation; and the death or adjudication of incompetency of any individual Member.

        (b)   Any Member whose Membership Interest is subject to the purchase rights created by this Section 11.4 is referred to as the "Defaulting Member." Any Defaulting Member shall have the obligation to give notice to the other Members and the Company of any event triggering purchase rights under this Section 11.4.

        (c)   The non-defaulting Members' collective purchase rights under this Section 11.4 shall be allocated to the non-defaulting Members on a pro rata basis in accordance with the Ownership Percentages of the non-defaulting Members electing to exercise such rights or as they otherwise agree. The non-defaulting Members' rights to purchase the Defaulting Member's interest pursuant to this Section 11.4 may be exercised by delivery of written notice to the Defaulting Member no later than 60 days after the last to occur of (i) the occurrence of the event giving rise to the purchase right under this Section 11.4 and (ii) actual receipt by the non-defaulting Members and the Company of written notice of the occurrence of such event. Upon delivery of such notice to purchase, the purchasing Member(s) shall have the right to purchase the Defaulting Member's Membership Interest, and the Defaulting Member shall be required to sell such interest for Fair Market Value.

        (d)   The Company may purchase the Defaulting Member's Membership Interest if it is not purchased by the non-defaulting Members by delivering written notice to the Defaulting Member within 5 days after the expiration of all time periods referenced in subsection (c). If the non-defaulting Members and the Company do not exercise their purchase rights pursuant to this Section 11.4, the Defaulting Member's Membership Interest shall be and become the interest of an assignee as set forth in Section 11.5.

        (e)   Unless otherwise agreed, the closing of the purchase of any Membership Interest under this Section 11.4 shall occur within 90 days after all notices are delivered to the Defaulting Member under subsections (c) and (d) or, if all requisite governmental and regulatory approvals have not been obtained by such date, the Regulatory Approval Date, or at such other time as the parties to the transaction may agree. The purchase price shall be payable in the full amount thereof in cash at closing. The purchase price shall be in full and complete satisfaction of the Defaulting Member's Membership Interest (or portion thereof purchased) and shall be binding upon the Defaulting Member and its respective successors and assigns. On the closing date, the Defaulting Member shall sell and transfer its Membership Interest to the non-defaulting Members or the Company, as the case may be, free and clear of all liens, Claims and encumbrances, other than liens and encumbrances arising out of Company financing, and pursuant to such instruments of conveyance as the non-defaulting Members or the Company shall reasonably request.

        (f)    In the event any non-defaulting Member is subject to Regulatory Restrictions at the time of the occurrence of a Default set forth above or at the time of the closing of the purchase of any Membership Interest provided for in this Section 11.4, such non-defaulting Member shall be permitted to assign its rights and remedies under this Section 11.4 to any other Person in order to comply with such Regulatory Restrictions; provided, that such assignment will not cause an Adverse QF Event or Adverse PUHCA Event for the Company or any Member.

        (g)   In addition to the purchase rights set forth in this Section 11.4, each non-defaulting Member and the Company shall be entitled to such other damages and remedies as shall be available at law or equity.

        Section 11.5.    Substitute Member.    Any transferee of a Membership Interest in accordance with this Article XI and any acquirer of a Membership Interest in accordance with Section 5.2(e) shall automatically become a substitute Member in respect of the Membership Interest transferred and shall have all powers of such transferring Member in respect of the Membership Interest transferred as are conferred herein, including, without limitation, the power to vote its Membership Interest on any matter on which the vote of the Members is required or permitted. The Company shall not register any

Transfer of a Membership Interest or issue any new Membership Interest unless the proposed Transfer or issuance is in compliance with this Article XI or Section 5.2(e) , as the case may be.

ARTICLE XII.

DISSOLUTION AND TERMINATION

        Section 12.1.    Dissolution.    Subject to Section 8.7, the Company shall be dissolved upon the occurrence of any of the following events:

            (i)  the sale of all or substantially all of the property of the Company;

           (ii)  the written agreement of all Members for the Company to terminate and be dissolved;

          (iii)  upon September 30, 2003, if the Initial Closing set forth in the Equity Purchase Agreement has not taken place by such date; or

          (iv)  upon the Bankruptcy of a Member, unless the Members owning a majority of the aggregate Ownership Percentages of all Members (excluding the Ownership Percentage of the Member that is the subject of the Bankruptcy) elect to continue the business of the Company within 90 days after such event.

        Section 12.2.    Effect of Dissolution.    Upon dissolution, the Company shall cease to carry on its business, except as permitted or required by the Act. Upon dissolution, the Liquidating Trustee shall file a statement of commencement of winding up pursuant to the Act and publish the notice permitted by the Act.

        Section 12.3.    Winding Up, Liquidation and Distribution of Assets.

        (a)   Upon dissolution of the Company, no further business shall be conducted except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions of this Article XII. The Board of Directors shall appoint a Liquidating Trustee. The Liquidating Trustee shall have full authority to wind up the affairs of the Company and to make distributions as provided herein. For so long as any Senior Secured Note is outstanding, the Company shall not liquidate without first obtaining the approval of the Indenture Trustee. The Indenture Trustee may continue to exercise all of its rights under the Note Documents until all of the Senior Secured Notes have been paid in full or otherwise completely discharged.

        (b)   Upon dissolution of the Company, the Liquidating Trustee shall either sell the assets of the Company at the best price available, or the Liquidating Trustee may distribute to the Members all or any portion of the Company's assets in kind. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are to be distributed in kind, the Liquidating Trustee shall ascertain the Fair Market Value of such assets (based upon a single appraisal, in the case of a disagreement, at the expense of the Company). Each Member's Capital Account shall be charged or credited, as the case may be, for the net gain or net loss on the sale of the assets or in the case of an in-kind distribution, any net gain or net loss deemed recognized on such deemed sale, as if such asset had been sold for cash at such Fair Market Value and the net gain or net loss recognized thereby shall be allocated to and among the Members in accordance with Article VII.

        (c)   All assets of the Company shall be applied and distributed by the Liquidating Trustee in the following order:

            (i)  first, to the creditors of the Company (including any Member who has made a Member Loan (including, without limitation, a Capital Contribution Loan) that remains outstanding);

           (ii)  second, to setting up the reserves that the Liquidating Trustee may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Company; and

          (iii)  third, to the Members in accordance with Section 6.1 of the LLC Agreement.

        Section 12.4.    Certificate of Cancellation.    When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Secretary of State of Delaware in accordance with Section 18-203 of the Act.

        Section 12.5.    Return of Contribution; Nonrecourse Against Other Members.    Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member except as expressly provided herein.

ARTICLE XIII.

REPRESENTATIONS AND WARRANTIES

        Section 13.1.    Representations and Warranties.    Each Member hereby represents and warrants to the other Members that:

          (a)   Such Member is duly organized and validly existing under the laws of the state of its organization and has the requisite power and authority to enter into and carry out the terms of this LLC Agreement;

          (b)   All actions required to be taken by such Member to execute and deliver this LLC Agreement and to perform its obligations hereunder as of the date hereof have been duly taken, and no further approval of any board, court, or other body is necessary in order to permit such Member to consummate this LLC Agreement and the transactions contemplated hereby and thereby, and this LLC Agreement has been duly authorized, executed and delivered by such Member, and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms;

          (c)   To the best of such Member's knowledge, there is no action, Proceeding or investigation, pending or threatened (nor any basis therefor) that questions, directly or indirectly, the validity or enforceability of this LLC Agreement as to such Member or that would materially and adversely affect any Project Partnership; and

          (d)   Such Member is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940.

ARTICLE XIV.

DISPUTE RESOLUTION

        Section 14.1.    Dispute Resolution.    Any dispute, controversy or Claim arising out of or relating to this LLC Agreement (each a "Dispute") shall be resolved in accordance with the provisions of Appendix B.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

        Section 15.1.    Notices.    All notices or other communications required or permitted by this LLC Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, by facsimile transmission, by Federal Express or other reputable overnight courier, or mailed by certified or registered mail, return receipt requested, postage pre-paid, and addressed as follows:

if to Highstar:
Highstar Renewable Fuels LLC c/o AIG Global Investment Group, Inc. 175 Water Street New York, New York 10038 Attention: Christopher H. Lee
Telephone:	(212) 458-2338
Facsimile:	(212) 458-2222
with a copy to:
Highstar Renewable Fuels LLC c/o AIG Global Investment Group, Inc. 175 Water Street New York, New York 10038 Attention: Marc C. Baliotti
Telephone:	(212) 458-1661
Facsimile:	(212) 458-2222
if to DLJMB:
MSW Acquisition LLC c/o DLJ Merchant Banking III, Inc. Eleven Madison Avenue New York, New York 10010-3629 Attention: Ari Benacerraf
Telephone:	(212) 538-2255
Facsimile:	(646) 935-7190

or to such other address as may be specified by a party hereto pursuant to notice given by such party in accordance with the provisions of this Section 15.1.

        Section 15.2.    Entire Agreement.    This LLC Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties relating to the subject matter hereof.

        Section 15.3.    Modifications and Waivers.    No amendment or other modification of any provision of this LLC Agreement shall be valid or binding unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this LLC Agreement shall be valid or binding unless it is in writing and signed by the party waiving compliance with such provision. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach, term or condition of this LLC Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

        Section 15.4.    Separable Provisions.    If any provision of this LLC Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder nevertheless shall remain in full force and effect.

        Section 15.5.    Counterparts.    This LLC Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 15.6.    Governing Law.    This LLC Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its principles of conflicts of laws.

        Section 15.7.    Further Assurances.    Each of the parties shall execute such agreements, instruments and other documents and take such further actions as may be reasonably required or desirable to carry out the provisions and the transactions contemplated by this LLC Agreement, including but not limited to the execution of such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization, and cooperating in obtaining any third party consents and approvals necessary in order to accomplish and give full force and effect to the transactions contemplated hereby.

        Section 15.8.    Successors and Assigns.    Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this LLC Agreement, their respective successors and assigns.

        Section 15.9.    Third-Party Beneficiaries.    The provisions of this LLC Agreement shall only be for the benefit of, and enforceable by, the Company and its Members and shall not inure to the benefit of or be enforceable by any third party.

        Section 15.10.    No Partnership Intended for Nontax Purposes; Membership Interests not Securities; No Partnership Intended for Bankruptcy Purposes.    The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act. The Members do not intend to be partners to one another, or partners as to any third party, for any purpose other than Federal, state, local or foreign tax purposes. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation. No Membership Interest shall constitute a security within the meaning of Article 8 or Article 9 of the Uniform Commercial Code as in effect in any state, including the States of Delaware and New Jersey. For purposes of Section 303(b)(3)(A) of the federal Bankruptcy Code, 11 U.S.C. sec. 101 et seq., the Company shall not be treated as a "partnership", nor shall any of the Members be treated as a "general partner" in a "partnership".

        Section 15.11.    Confidentiality and Publicity.

        (a)   Each Member agrees that it shall (and shall cause its Affiliates and its and their officers, directors, employees, legal counsel, agents and representatives (together with the Affiliates, the "Confidentiality Affiliates") to) (1) hold confidential and not disclose (other than by a Member to its Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the other Members, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know how and computer programming and other software techniques) provided or developed by the Company, another Member or its Confidentiality Affiliates in connection herewith or with the Purchased Project Partnerships, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or the disclosing Member or its Confidentiality Affiliates reasonably communicated, or the receiving Member or its Confidentiality Affiliates should reasonably have understood, that the information should be treated as confidential, whether or not the specific words "confidential" or "proprietary" are used ("Confidential Information") and (2) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company; provided, however, that Members may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to a Member and to prospective purchasers of a Membership Interest from a Member, as well as to their legal counsel, agents and representatives.

        (b)   The obligations contained in the preceding paragraph shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (1) was, or becomes through no breach of the receiving Member's obligations hereunder, known to the public, (2) becomes known to the receiving Member or its Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the disclosing Member's or discloser's Confidentiality Affiliates or a third party, (3) is independently developed by the receiving Member or its Confidentiality Affiliates, or (4) is required to be disclosed by law, governmental regulation or applicable legal process.

        (c)   Except as required by applicable law, each Member agrees that it will not issue or release for external publication any article or advertising or publicity matter relating to the Company or the Purchased Project Partnerships without the prior consent of the Board of Directors, which consent shall not be unreasonably withheld or delayed.

        (d)   Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Members are parties or by which they are bound, the obligations of confidentiality contained herein and therein (the "Confidentiality Obligations"), as they relate to the transactions contemplated hereby, shall not apply to the "tax structure" or "tax treatment" of the transactions contemplated hereby (as these terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentiality Regulation") promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended); and each Member (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the "tax structure" and "tax treatment" of the transactions contemplated hereby (as these terms are defined in the Confidentiality Regulation). In addition, each Member acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated hereby.

        Section 15.12.    Non-Recourse.    Notwithstanding any other provision of this LLC Agreement to the contrary, each Member agrees that neither it nor any Person acting on its behalf may assert any claim or cause of action against any controlling Person, officer, director, stockholder, manager, member, partner, agent, employee, or other representative of any other Member in connection with, arising out of, or relating to this LLC Agreement. All duties and liabilities (fiduciary and otherwise) of the Members and their respective Affiliates are restricted to those expressly stated in this LLC Agreement.

        Section 15.13.    Original LLC Agreement Superceded    This LLC Agreement shall, as of the date hereof, amend and restate the Original LLC Agreement in its entirety and the rights and obligations of the parties evidenced by the Original LLC Agreement shall be evidenced by this LLC Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this LLC Agreement to be executed by their respective duly authorized representative as of the date first above written.

HIGHSTAR RENEWABLE FUELS LLC
By:	/s/ MICHAEL J. MILLER
	Name:	Michael J. Miller
	Title:	President
MSW ACQUISITION LLC
By:	/s/ OHSANG KWON
	Name:	OhSang Kwon
	Title:	Secretary /Treasurer

EXHIBIT A

CAPITAL CONTRIBUTIONS AND OWNERSHIP PERCENTAGE

Member	Capital Contribution	Ownership Percentage
Highstar	$100.00	50%
MSW Acquisition LLC	$100.00	50%

EXHIBIT B

FORM OF

CAPITAL CONTRIBUTION LOAN PROMISSORY NOTE

PROMISSORY NOTE

$                        , 200

New York, New York

        FOR VALUE RECEIVED, MSW ENERGY HOLDINGS LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of

        [CONTRIBUTING MEMBER], a                        (the "Lender"), at the offices of the Lender located at                        (or at such other place or places as the Lender may designate), the principal sum of                         DOLLARS ($                        ), together with interest as provided below, both principal and interest payable in lawful money of the United States in immediately available funds.

        1.    Interest.    Interest shall accrue from and after the date hereof on the unpaid principal balance of this promissory note (this "Note") at a per annum rate equal to 25%.

        2.    Payment of Principal and Interest.    The unpaid principal amount of this Note and all accrued and unpaid interest shall be due and payable in full on [specify date at least one year after issuance]. This Note may be prepaid in whole or in part at any time without premium or penalty. This Note shall be mandatorily prepaid out of Distributable Cash (as defined in the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of June 24, 2003, between Highstar Renewable Fuels LLC and MSW Acquisition LLC (the "LLC Agreement")), all as set forth in Section 6.1 of the LLC Agreement. All payments shall be applied first to accrued interest and then to principal.

        3.    Conversion.    All or any portion of the unpaid principal amount of this Note, and all accrued and unpaid interest thereon, shall be convertible, from time to time at the option of the holder thereof, into Preferred Interests (as defined in the LLC Agreement), and the amount of such principal and interest so converted shall thereupon constitute a Preferred Contribution (as defined in the LLC Agreement) by that holder, all as provided in the LLC Agreement; provided, however, that such conversion does not cause an Adverse QF Event or an Adverse PUHCA Event (each as defined in the LLC Agreement).

        4.    Default.    The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

          (a)   The Borrower fails to pay any principal or interest on this Note on the date it is due;

          (b)   The filing by the Borrower of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the federal bankruptcy code or under any other act or law pertaining to insolvency or debtor relief, whether state or federal;

          (c)   The filing against the Borrower of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the federal bankruptcy code or under any other act or law pertaining to insolvency or debtor relief, whether state or federal, and such petition is not dismissed within 45 days after the date of filing;

          (d)   A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of any of the Borrower's assets; or

          (e)   The Borrower becomes insolvent, liquidates, sells or disposes of all or virtually all of the assets of its business, or otherwise ceases to do- business in substantially the same manner as on the date hereof.

        Upon the occurrence of any Event of Default, the Lender may declare the remainder of the debt evidenced by this Note, including principal, interest and all other sums, at once due and payable, whereupon such amounts shall become immediately due and payable; provided that in the case of any of the Events of Default in subsections (b), (c), (d), or (e) above, the remainder of the debt evidenced by this Note shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

        5.    Continuing Obligation.    The Borrower hereby waives presentment, protest, notice of dishonor, and notice of acceleration of maturity. No failure to accelerate the debt evidenced by this Note by reason of default hereunder, acceptance of a past-due payment, or other indulgences granted from time to time shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of the holder of this Note thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law. No extension of the time for payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Borrower under this Note, either in whole or in part, unless the Lender agrees otherwise in writing.

        6.    Governing Law.    This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York.

        7.    Severability.    If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operates or would hereafter operate to invalidate this Note, then such provision or provisions shall be deemed null and void and shall not affect any other provisions of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected or prejudiced thereby.

        8.    Costs of Collection.    In the event that this Note is not paid as and when due, the Borrower hereby agrees to pay, in addition to all principal and interest hereunder, all costs incurred by the holder of this Note in the enforcement of its rights and remedies, including reasonable attorneys' fees, to the fullest extent permitted by law.

        9.    Entire Agreement.    This Note represents the entire and exclusive agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings of the parties with respect to such subject matter. This instrument may not be amended or modified except through a written instrument signed by the parties intended to be bound thereby.

        10.    Assignment.    This Note may be assigned by Lender in accordance with the provisions of Section 5.2(e) of the LLC Agreement.

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        IN WITNESS WHEREOF, each of the undersigned has caused this Note to be executed by its duly authorized representatives as of the date first above written.

BORROWER:
MSW ENERGY HOLDINGS LLC

By:
Name:
Title:

LENDER:

By:
Name:
Title:

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Schedule 11.3

PART I—First Option Right Purchase Price

        In the event that DLJMB exercises the First Option Right under Section 11.3, the purchase price payable to AIGGIG (the "First Option Right Purchase Price") shall be an amount calculated as of the closing associated with DLJMB's exercise of the First Option Right, equal to the sum of all amounts owing by Highstar to AIG Annuity Insurance Company ("AIG Annuity") and The Variable Annuity Life Insurance Company ("Variable Life" and, together with AIG Annuity, the "AIG Lenders") pursuant only to the terms of the final loan documentation entered into pursuant to the terms of (i) the Commitment Letter, dated as of March 19, 2003, made by AIG Annuity in favor of Highstar, attached hereto as Annex 11.3(a) and (ii) the Commitment Letter, dated as of March 19, 2003, made by Variable Life in favor of Highstar, attached hereto as Annex 11.3(b) (the final loan documentation entered into pursuant to the commitment letters in clauses (i) and (ii) including, without limitation, a Note from Highstar dated as of June 23, 2003 in favor of AIG Annuity, attached hereto as Annex 11.3(c) and a Note from Highstar dated as of June 23, 2003 in favor of Variable Life,attached hereto as Annex 11.3(d) being collectively referred to herein as the "Loan Documents"):

  (a)
  the aggregate unpaid principal amount of all loans (collectively, the "Principal") drawn by Highstar on the total commitments under the Loan Documents;

  (b)
  the aggregate unpaid amount of all commitment fees due and payable to the AIG Lenders pursuant to the Loan Documents, which commitment fees shall be equal to 1% of the total commitments thereunder (collectively, the "Commitment Fees");

  (c)
  the aggregate unpaid amount of any draws on the letters of credit (or payments under any guarantees) delivered on behalf of Highstar by the AIG Lenders pursuant to the Loan Documents (collectively, the "Support Amounts");

  (d)
  the aggregate unpaid amount of all letter of credit and guarantee fees due and payable to the AIG Lenders pursuant to the Reimbursement Agreement, dated as of March 19, 2003, between Highstar and the AIG Lenders, attached hereto as Annex 11.3(e) (collectively, the "Letter of Credit Fees");

  (e)
  (i) the aggregate unpaid amount of all taxes and documented third-party fees, costs, charges, and expenses (including, without limitation, fronting fees and letter of credit fees) paid by the AIG Lenders, for which Highstar is obligated to reimburse the AIG Lenders pursuant to the Loan Documents (including in connection with the AIG Lenders obtaining on behalf of Highstar letters of credit or guarantees thereunder) and (ii) the aggregate amount of all losses, liabilities, obligations, damages, penalties, judgments, claims, deficiencies and expenses paid by the AIG Lenders, for which Highstar is obligated to indemnity the AIG Lenders pursuant to the Loan Documents (collectively, the "Expense and Indemnification Amounts"); and

  (f)
  the aggregate unpaid amount of all interest due and payable by Highstar in accordance with the Loan Documents, including, without limitation, interest at the rate of 12% on the below amounts, accruing from the date drawn or paid in accordance with the terms of the Loan Documents, as applicable:

  (i)
  the Principal;

  (ii)
  the Commitment Fees;

  (iii)
  the Support Amounts;

  (iv)
  the Letter of Credit Fees;

  (v)
  the Expense and Indemnification Amounts; and

    (vi)
    the aggregate amount of any cash reserves, if any, that the AIG Lenders are required to put in place in connection with the letters of credit or guarantees contemplated under the Loan Documents.

        Notwithstanding the foregoing, in no event shall DLJMB be required to pay an amount in excess of the amount actually owed by Highstar to the AIG Lenders under the Loan Documents.

        For purposes of calculating amounts owing by Highstar to the AIG Lenders hereunder, all Distributable Cash received by Highstar from the Company pursuant to the Company's LLC Agreement shall be deemed to have been applied to the payment of obligations owing to the AIG Lenders by Highstar.

PART II—Second Option Right Purchase Price

        The "Second Option Right Purchase Price" shall mean an amount calculated as of the closing associated with DLJMB's exercise of the Second Option Right equal to the sum of (i) the First Option Right Purchase Price calculated as of the date which is the earlier of (A) 60 days after the Option Notice, and (B) the date DLJMB declines in writing to purchase the Membership Interest described in the Option Notice, plus (ii) interest on the amount calculated in clause (i) at the Applicable Rate (as defined below) from the date the First Option Right Purchase Price is calculated pursuant to clause (i) through the date the Membership Interests are transferred to DLJMB.

PART III—Third Option Right Purchase Price

        The "Third Option Right Purchase Price" shall mean an amount calculated as of the closing associated with DLJMB's exercise of the Third Option Right equal to the sum of (i) the First Option Right Purchase Price calculated as of the date which is the earlier of (A) 60 days after the Option Notice, and (B) the date DLJMB declines in writing to purchase the Membership Interest described in the Option Notice, plus (ii) interest on the amount calculated in clause (i) at the Applicable Rate from the date the First Option Right Purchase Price is calculated pursuant to clause (i) through the date the Membership Interests are transferred to DLJMB.

        The "Applicable Rate" shall mean the rate calculated based on (i) for any period prior to and including the date that is 394 days after the Initial Closing Date, 12% per annum, and (ii) 15% per annum applied only to that period thereafter.

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APPENDIX A

DEFINITIONS

        The terms defined in this Appendix A relate, to the extent used therein, to the LLC Agreement (as defined below). Unless otherwise indicated, such terms include the plural as well as the singular. Any agreement defined or referred to below shall include each amendment, modification and supplement thereto, and each waiver, approval and consent in respect thereof, as may become effective from time to time, except where otherwise indicated, and shall include all Appendices, Exhibits, Schedules and other attachments thereto and instruments, agreements or other documents incorporated therein. Any term defined in this Appendix A below by reference to any document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document. If any such document is subsequently amended, modified or terminated, the affected parties to any agreement to which this Appendix A is attached shall in good faith select another comparable definition for any term theretofore defined below by reference to such document.

        Unless the context otherwise requires: a reference to any law or governmental regulation includes any amendment, modification or successor thereto; a reference to any Person includes its successors and assigns; accounting terms not otherwise defined have the meanings assigned to them by United States GAAP applied on a consistent basis by the accounting entity to which they refer; unless otherwise indicated, all references to Sections, Articles, other subdivisions, Appendices, Schedules and Exhibits shall mean and refer to the respective Sections, Articles, other subdivisions, Appendices, Schedules and Exhibits in or attached to the agreement or document in which such reference appears; the words "include," "includes" and "including" are not limiting and shall be deemed to be followed by the words "without limitation" whether or not in fact followed by such words or words of like import; and the terms "hereof," "herein," "hereunder" and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof.

        If, and to the extent that, the LLC Agreement shall be amended, modified or supplemented from time to time, this Appendix A shall be, or be deemed to have been, amended, modified or supplemented concurrently with the execution and delivery of each such amendment, modification or supplement of the LLC Agreement in order to conform the definitions herein and therein to the new or amended, modified or supplemented definitions set forth in or required by each such amendment to the LLC Agreement.

        "AAA" means the American Arbitration Association.

        "Act" means the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Sections 18-101 et seq., as the same may be amended from time to time.

        "Additional Capital Contribution" means such Capital Contribution as may be made by a Member from time to time in accordance with the terms of Article V of the LLC Agreement (other than the Capital Contributions of the Members referred to in Section 5.1 of the LLC Agreement).

        "Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year or part thereof, after giving effect to the following adjustments:

            (i)  such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to the LLC Agreement or otherwise) or is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulations Section 1.704-2(g)(1), or (B) the penultimate sentence of Regulations Section 1.704-2(i)(5); and

           (ii)  such Capital Account shall be deemed to be decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

        "Adverse PUHCA Event" means that the Company or any of its "affiliates" (within the meaning of Section 2(a)(11)(B) of PUHCA) become a "public-utility company" or a "holding company" within the meaning of PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has or with the passage of time will have, an adverse effect on the Company or any Member.

        "Adverse QF Event" means any event or occurrence that causes any "electric utility, electric utility holding company, or companies, or any combination thereof" (other than Qualifying Facilities, exempt Wholesale Generators, Foreign Utility Companies, or power marketers) within the meaning of 18 C.F.R. §292.206(b), to directly or indirectly own more than 50% of any LLC QF at a time at which applicable provisions of PURPA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has or with the passage of time, will have, an adverse effect on the Company or any Member.

        "Affiliate" means with respect to. any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, where "control" means power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership or control of more than 50% of the voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

        "AIGGIG" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "ARC Holdings" has the meaning specified in the recitals to the LLC Agreement.

        "Assign" has the meaning specified in Section 11.2(a) of the LLC Agreement (and the terms "Assigned" and "Assignment" have meanings correlative thereto).

        "Assigning AIGGIG Member" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "Backup Guarantees" has the meaning specified in Section 5.7(a) of the LLC Agreement.

        "Backup Letter of Credit" has the meaning specified in Section 5.7(a) of the LLC Agreement.

        "Bankruptcy" means the events specified in Section 18-304(a) and (b) of the Act and, in the case of the events specified in Section 18-304(b), upon the passage of the time periods specified therein.

        "Bankruptcy Action" means:

            (i)  commencing any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

           (ii)  instituting proceedings to have the Company adjudicated as bankrupt or insolvent;

          (iii)  consenting to the institution of bankruptcy or insolvency proceedings against the Company;

          (iv)  filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy;

           (v)  seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties; or

          (vi)  making any assignment for the benefit of the Company's creditors, except security interests granted pursuant to the Note Documents and the granting of other security interests permitted by the Note Documents.

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        "Board of Directors" means the committee established in accordance with Section 8.1(a) of the LLC Agreement.

        "Book Value" means, with respect to any asset of the Company, the adjusted basis of such asset as of the relevant date for Federal income tax purposes, except as follows:

            (i)  the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution, as agreed to by the Board of Directors and the contributing Member;

           (ii)  the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values, as determined by the Board of Directors, as of the following times:

            (A)  the purchase of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

            (B)  the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and

            (C)  the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

  provided, however, that adjustments pursuant to subclauses (A) and (B) of this clause (ii) shall be made only if the Board of Directors determines that those adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (iii)  the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board of Directors; and

          (iv)  if the Book Value of an asset has been determined or adjusted pursuant to subsection (i) or (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 7.1 of the LLC Agreement (and not the depreciation, amortization, or other cost recovery deductions allowable for Federal income tax purposes).

        The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

        "Breach" has the meaning specified in Section 5.7(b) of the LLC Agreement.

        "Breaching Member" has the meaning specified in Section 5.7(b) of the LLC Agreement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

        "Call Option Sale Period" means the First Call Option Sale Period, the Second Call Option Sale Period or the Third Call Option Sale Period, as applicable.

        "Capital Account" means, with respect to any Member, the capital account of that Member established and maintained pursuant to Section 5.6 of this LLC Agreement.

        "Capital Call Date" means the Business Day specified, in the case of Additional Capital Contributions pursuant to Section 5.2(a)(i) of the LLC Agreement, by the Board of Directors, in the case of Additional Capital Contributions pursuant to Section 5.2(a)(ii), pursuant to the notice provisions of the Equity Contribution Agreement for Additional Capital Contributions to be made by the Members, and in the case of Additional Capital Contributions pursuant to Section 5.2(a)(iii),

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pursuant to the provisions of Section 2.1(b) and (c) and Section 2.4 of the Capital Contribution Agreement.

        "Capital Contribution" means the amount of money and the initial Book Value of other property contributed by a Member to the Company (including the amount of any Capital Contribution Loan(s) made by that Member that have been converted into Preferred Interests as described in Section 5.2(c) of this LLC Agreement).

        "Capital Contribution Agreement" means the Amended and Restated Capital Contribution Agreement, dated as of June 24, 2003, by and between Highstar and DLJMB.

        "Capital Contribution Loan" has the meaning specified in Section 5.2(c) of the LLC Agreement.

        "Claim" means any demand, demand letter, claim, action, notice of noncompliance or violation, or other proceeding.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral Assignment" means a pledge by Highstar of its Membership Interest to either or both AIG Annuity Insurance Company and The Variable Annuity Life Insurance Company, or a pledge by DLJMB of its Membership Interest to Credit Suisse First Boston, a Swiss bank acting through its Cayman Islands Branch.

        "Common Capital Account" means, with respect to any Member, that Member's Capital Account minus that Member's Unpaid Preferred Contribution.

        "Common Interest" or "Common Interests" means that portion of the Membership Interests of any Member hereunder other than the Preferred Interests.

        "Company" has the meaning specified in the recitals to the LLC Agreement.

        "Company Letter of Credit" has the meaning specified in Section 5.7(a) of the LLC Agreement.

        "Company Minimum Gain" means partnership minimum gain (as that term is defined in Treasury Regulations § 1.704-2(b)(2)) with respect to the Company.

        "Confidentiality Affiliate" has the meaning specified in Section 15.11(a) of the LLC Agreement.

        "Confidential Information" has the meaning specified in Section 15.11(a) of the LLC Agreement.

        "Confidentiality Obligations" has the meaning specified in Section 15.11(d) of the LLC Agreement.

        "Confidentiality Regulation" has the meaning specified in Section 15.11(d) of the LLC Agreement.

        "Contributing Member" has the meaning specified in Section 5.2(c) of the LLC Agreement.

        "Cure Period" has the meaning specified in Section 5.7(b) of the LLC Agreement.

        "Defaulting Member" has the meaning specified in Section 11.4(b) of the LLC Agreement.

        "Defaults" has the meaning specified in Section 11.4(a) of the LLC Agreement.

        "Depreciation" means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year or part thereof, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount that bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof bears to such beginning adjusted tax basis. If such asset has a zero beginning adjusted tax basis or if the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or

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part thereof is zero, the Depreciation shall be determined under a method reasonably selected by the Board of Directors.

        "Dispute" has the meaning specified in Section 14.1 of the LLC Agreement.

        "Dissident Director" has the meaning specified in Section 8.1(f) of the LLC Agreement.

        "Distributable Cash" means, with respect to any period, all cash (i) derived by the Company from normal business operations, (ii) received by the Company as proceeds from any Company or any Company Subsidiary financing, refinancing or other extraordinary event (including cash received from the sale of all or substantially all the Company's or any of the Company's Subsidiaries' property, but excluding Capital Contributions), other than cash received by the Company as the result of any Member Loan (including any Capital Contribution Loan), or (iii) withdrawn from the Company reserves during such period, minus (w) all expenses (other than depreciation and other similar noncash expenses) incurred incident to the normal operation of the Company's business, (x) all capital expenditures made by the Company during such period, (y) all payments of principal and interest made by the Company during such period with respect to the Company's and the Company's Subsidiaries' loans, including Member Loans but excluding Capital Contribution Loans except as provided in Section 5.2(c), and (z) all amounts set aside during such period for the creation of or addition to such reserves as the Board of Directors deems necessary for the reasonable needs and prudent operation of the Company's business, or as the appropriate managing body deems necessary for the reasonable needs of any of the Company's Subsidiaries' business.

        "DLJMB" has the meaning specified in the preamble to the LLC Agreement.

        "DLJMB Group" means MSW Acquisition LLC, DLJ Merchant Banking III, Inc. and their respective Affiliates and their respective officers, directors, stockholders, managers, members, partners, and employees.

        "Dollars" and the "$" symbol mean currency of the United States of America.

        "Duke" has the meaning specified in the recitals to the LLC Agreement.

        "Duke/UAE" has the meaning specified in the recitals to the LLC Agreement.

        "Duke/UAE Limited Liability Company Agreement" means the Duke/UAE Ref-Fuel LLC Amended and Restated Limited Liability Company Agreement (as amended), dated as of April 30, 2001, between Duke and UAE Ref-Fuel LLC.

        "Duke/UAE Ownership Interest" has the meaning specified in Section 3.1 of the LLC Agreement.

        "Effective Date" has the meaning specified in Section 2.1 of the LLC Agreement.

        "Eligible Assignment" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "Environmental Laws" means any federal, state, territorial, provincial or local law, common law doctrine, rule, code, ordinance, order, decree, judgment, injunction, license, permit or regulation relating to pollution, protection of the environment or human health and safety, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), emissions, discharges, releases or threatened releases of any pollutant or contaminant into ambient air, land, surface water, groundwater, personal property or structures, or the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any pollutant or contaminant or any other hazardous toxic, radioactive or otherwise dangerous substance.

        "Equity Contribution Agreement" means the Equity Contribution Agreement, dated as of April 30, 2001, among Duke Capital Corporation, United American Energy Corp., Duke/UAE Ref-Fuel LLC and Duke/UAE Holdings LLC (now known as American Ref-Fuel Company LLC).

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        "Equity Purchase Agreement" means that certain Equity Purchase Agreement, dated as of March 19, 2003, by and between Duke and the Company.

        "Erie" has the meaning specified in the recitals to the LLC Agreement.

        "Essex Side Agreement" means the Agreement, to be dated as of June 30, 2003, between the Company and Duke Capital Corporation.

        "Excess Amount" means the positive difference, if any, between (i) the face amount of the Breaching Member's Backup Letter of Credit and (ii) the sum of the aggregate original principal amount of all loans made pursuant to Section 5.7(c) and the aggregate face amount of all replacement Backup Letters of Credit delivered pursuant to Section 5.7(c).

        "Excess Offered Interests" has the meaning specified in Section 11.2(c) of the LLC Agreement.

        "Facilities" has the meaning specified in Section 3.1 of the LLC Agreement.

        "Facility Investment Offer" has the meaning specified in Section 8.4(b) of the LLC Agreement.

        "Fair Market Value" means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm's length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, but taking into account discounts for minority interests, restrictions on transfer, lack of marketability, and other similar factors typically considered in valuing securities in a privately held enterprise. In determining the Fair Market Value of any Member's Membership Interest, the value shall be determined assuming that the Company is an ongoing business enterprise. Fair Market Value of a Member's Membership Interest shall be determined in the following order of descending priority:

          (a)   by agreement of the buyer and seller;

          (b)   if the buyer and seller shall not agree upon a value pursuant to subsection (a) above within 10 days in advance of the date the Fair Market Value is required to be determined, by a qualified appraiser selected by mutual agreement of the buyer and seller; or

          (c)   if the buyer and seller shall not agree upon a qualified appraiser within 15 days following the date the Fair Market Value is required to be determined, by taking the arithmetic average of the value assigned by three qualified appraisers, one selected by the buyer and the other selected by the seller (or all Persons whose interests are aligned in respect of such determination), and the third selected by agreement of the two appraisers so selected; provided that, if the appraised value assigned by any appraiser selected by the buyer or the seller shall be less than 90% or more than 110% of the appraised value assigned by the third appraiser, then such first value shall, for purposes of this subsection (c) be increased to 90% or decreased to 110%, as applicable, of the appraised value assigned by such third appraiser. In the event that either the buyer or the seller shall fail to appoint an appraiser pursuant to this subsection (c) within 15 days following the date the Fair Market Value determination is required, then the appraiser, if any, appointed by the other Person shall make the determination of Fair Market Value.

        If the Fair Market Value is determined by an appraiser selected by mutual agreement, the seller shall pay the cost of the appraiser. If the Fair Market Value is determined by the average of three appraisals, the seller shall pay the costs of the appraiser selected by the seller and the appraiser selected by the other two appraisers, and the buyer shall pay the cost of the appraiser selected by it.

        "Finance Co." has the meaning specified in Section 8.1(f) of the LLC Agreement.

        "First Call Option Sale Period" means the period commencing on the earlier of (i)(1) the date that DLJMB notifies the Assigning AIGGIG Member in writing that it is unwilling to purchase the entire

6

offered Membership Interest pursuant to the First Option Right, and (2) the expiration of the First Option Period, and ending on the later to occur of (ii)(1) fifteen (15) months after the commencement of this First Call Option Sale Period, and (2) if the Assigning AIGGIG Member has entered into a definitive agreement for the purchase and sale of all of the Membership Interest described in the Option Notice within fifteen (15) months after the commencement of this First Call Option Sale Period, the later of (A) seventeen (17) months after the commencement of this First Call Option Sale Period, and (B) the Regulatory Approval Date.

        "First Option Period" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "First Option Right" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "Fiscal Year" means the annual accounting period specified in Section 10.1 of the LLC Agreement.

        "Foreign Utility Company" is any entity which satisfies the requirements of the Securities and Exchange Commission for designation as a "Foreign Utility Company".

        "Four Duke/UAE Directors" has the meaning specified in Section 8.1(f) of the LLC Agreement.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any Federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity.

        "Highstar" has the meaning specified in the preamble to the LLC Agreement.

        "Highstar Group" means AIG Annuity Insurance Company, AIGGIG, Highstar, The Variable Annuity Life Insurance Company, and their respective Affiliates and their respective officers, directors, stockholders, managers, members, partners, and employees.

        "Hudson" has the meaning specified in the recitals to the LLC Agreement.

        "Indemnitee" has the meaning specified in Section 8.5(a) of the LLC Agreement.

        "Indenture Trustee" means Wells Fargo Bank Minnesota, National Association, in its capacity as the indenture trustee, pursuant to the Indenture, to be dated as of June 25, 2003, among the Company, Finance Co., Hudson and Wells Fargo Bank Minnesota, National Association, as trustee.

        "Independent Director" means an individual who: (i) is not and has not been employed by the Company or any of its Affiliates as a director, officer or employee (other than in the capacity of an Independent Director) within the five years immediately prior to such individual's appointment as an Independent Director; (ii) is not affiliated with a significant customer or supplier of the Company or any of its Affiliates; (iii) is not affiliated with a company of which the Company or any of its Affiliates is a significant customer or supplier; (iv) does not have significant personal service contract(s) with the Company or any of its Affiliates; (v) is not affiliated with a tax-exempt entity that received significant contributions from the Company or any of its Affiliates; (vi) is not a beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as Independent Director, of more than 5% of the outstanding Membership Interests; and (vii) is not a spouse, parent, sibling or child of any person described by (i) through (vi). An individual that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director if such individual is an employee of Entity Services Group, LLC and Entity Services Group, LLC provides services on behalf of the Company or its Affiliates as a registered agent in Delaware or elsewhere or other services in the ordinary course of business.

        "Initial Closing" has the meaning specified in the Equity Purchase Agreement.

        "Initial Closing Date" has the meaning specified in the Equity Purchase Agreement.

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        "Issuer" has the meaning specified in Section 5.7(a) of the LLC Agreement.

        "Issuer Arrangement" has the meaning specified in Section 5.7(b) of the LLC Agreement.

        "Liquidating Trustee" means the Person appointed by the Board of Directors to act in the capacity provided in Article XII of the LLC Agreement.

        "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of MSW Energy Holdings LLC, dated as of June 24, 2003, as the same may be amended or modified.

        "LLC QF" means a "qualifying small power producer" or "qualifying cogenerator" (in each case within the meaning of PURPA) in which the Company holds, directly or indirectly, an equity interest.

        "Member" means each of the Persons that are parties to the LLC Agreement, and any other Person that hereafter becomes a Member in accordance with Article XI of the LLC Agreement.

        "Member Loan" has the meaning specified in Section 5.5 of the LLC Agreement.

        "Membership Interest" means a Member's entire interest in the Company.

        "Non-Breaching Member" has the meaning specified in Section 5.7(c) of the LLC Agreement.

        "Non-Contributing Member" has the meaning specified in Section 5.2(c) of the LLC Agreement.

        "Note" has the meaning specified in Section 5.2(c) of the LLC Agreement.

        "Note Documents" means the Purchase Agreement, dated as of June 11, 2003, among the Company, Finance Co. and Credit Suisse First Boston LLC and the Note Documents (as defined in the Indenture, dated as of June 25, 2003, among the Company, Finance Co., Hudson and Wells Fargo Bank Minnesota, National Association, as trustee), and all other orders, directions, requests, receipts, certificates, or other agreements, instruments, papers and documents entered into in connection with or contemplated by any of the Note Documents.

        "Notice Deadline" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "Offer Notice" has the meaning specified in Section 11.2(a) of the LLC Agreement.

        "Offer Period" has the meaning specified in Section 11.2(c) of the LLC Agreement.

        "Offer Price" has the meaning specified in Section 11.2(a) of the LLC Agreement.

        "Offered Interest" has the meaning specified in Section 11.2(a) of the LLC Agreement.

        "Offeree Member" has the meaning specified in Section 11.2(a) of the LLC Agreement.

        "Offeree's Notice" has the meaning specified in Section 11.2(c) of the LLC Agreement.

        "Offering Member" has the meaning specified in Section 11.2(a) of the LLC Agreement.

        "Option Notice" has the meaning specified in Section 11.3(a) of the LLC Agreement.

        "Option Period" means the First Option Period, the Second Option Period or the Third Option Period, as applicable.

        "Option Right" means the First Option Right, the Second Option Right or the Third Option Right, as applicable.

        "Original LLC Agreement" has the meaning specified in the recitals of the LLC Agreement.

        "Ownership Percentage" means, in respect of any Member, the percentage set forth opposite such Member's name on Exhibit A to the LLC Agreement, as such exhibit may be amended from time to time.

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        "Participating Member" has the meaning specified in Section 5.7(d) of the LLC Agreement.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Preferred Contribution" means, with respect to any Member, the sum of (i) the Additional Capital Contributions made by that Member and referred to in Section 5.2(a) of this LLC Agreement, and (ii) the principal and accrued and unpaid interest amounts of any Capital Contribution Loan(s) made by that Member that have been converted into Preferred Interests as described in Section 5.2(c) of this LLC Agreement.

        "Preferred Interests" means that portion of the Membership Interests of any Member hereunder issued pursuant to Section 5.2(a) with respect to Additional Capital Contributions made by that Member or Section 5.2(c) with respect to the amount of any Capital Contribution Loan(s) made by that Member that have been converted into Preferred Interests as described in Section 5.2(c). Preferred Interests shall not be convertible into Common Interests and shall have no voting rights other than those provided to a class of Membership Interests under the Act.

        "Preferred Return" means, with respect to any Member, a cumulative return equal to twenty-five percent (25%) per annum on that Member's Unpaid Preferred Contribution, with any Unpaid Preferred Return to be compounded annually on the last day of each Fiscal Year for purposes of computing the Preferred Return in subsequent Fiscal Years. The Preferred Return shall accrue daily and shall be computed on the basis of a 365 or 366-day year, as the case may be.

        "Proceeding" has the meaning specified in Section 8.5(b) of the LLC Agreement.

        "Profits" and "Losses" means, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year or part thereof determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            (i)  any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits shall be added to such taxable income or tax loss;

           (ii)  any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

          (iii)  Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

          (iv)  gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

           (v)  in the event the Book Value of any Company asset is adjusted in accordance with clauses (ii) or (iii) of the definition of "Book Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

          (vi)  such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to Section 7.1(c) of the LLC Agreement.

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        The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article VII shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

        "Proportionate Share" has the meaning specified in Section 11.2(c) of the LLC Agreement.

        "Proposed Assignee" has the meaning specified in Section 11.2(c) of the LLC Agreement.

        "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

        "Purchased Project Partnerships" has the meaning specified in the recitals to the LLC Agreement.

        "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

        "Quorum" has the meaning specified in Section 8.1(d) of the LLC Agreement.

        "Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "Regulatory Allocations" has the meaning specified in Section 7.1(c)(v) of the LLC Agreement.

        "Regulatory Approval Date" means (i) thirty (30) days after the receipt of all requisite governmental and regulatory approvals for the applicable transaction if all such requisite governmental and regulatory approvals are sought within thirty (30) days after the expiration of the Offer Period or the applicable Option Period, as applicable, or (ii) sixty (60) days after the expiration of the Offer Period or the applicable Option Period, as applicable, if all such requisite governmental and regulatory approvals are not sought within thirty (30) days after the expiration of the Offer Period or the applicable Option Period.

        "Regulatory Restrictions" means any Requirement of Law, including, without limitation, PURPA and PUHCA, that prohibits, materially restricts or limits, or otherwise makes it impracticable or uneconomic for a Member or any of its Affiliates to acquire an additional interest in the Company.

        "Related Party" has the meaning specified in Section 9.4 of the LLC Agreement.

        "Requirement of Law" means all laws (including, without limitation, Environmental Laws), statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of any Governmental Authority, and as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person.

        "Restricted Affiliate" means, with respect to Member, an Affiliate of such Member whose principal purpose is to, directly or indirectly through one or more intermediaries, own or hold a direct or indirect interest in the Membership Interests (other than a Preferred Interest) of such Member, or whose principal asset or investment is, directly or indirectly through one or intermediaries, a direct or indirect interest in the Membership Interest of such Member.

        "Restricted Affiliate Parent" means, with respect to a Restricted Affiliate, the Person that directly owns the capital stock or other equity interests of such Restricted Affiliate.

        "Second Call Option Sale Period" means the period commencing on the earlier of (i)(1) the date that DLJMB notifies the Assigning AIGGIG Member in writing that it is unwilling to purchase the entire offered Membership Interest pursuant to the Second Option Right, and (2) the expiration of the Second Option Period, and ending on the later to occur of (ii)(1) fifteen (15) months after the commencement of this Second Call Option Sale Period, and (2) if the Assigning AIGGIG Member has entered into a definitive agreement for the purchase and sale of all of the Membership Interest described in the Option Notice within fifteen (15) months after the commencement of this Second Call

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Option Sale Period, the later of (A) seventeen (17) months after the commencement of this Second Call Option Sale Period, and (B) the Regulatory Approval Date.

        "Second Option Period" has the meaning specified in Section 11.3(b) of the LLC Agreement.

        "Second Option Right" has the meaning specified in Section 11.3(b) of the LLC Agreement.

        "Second Option Right Purchase Price" has the meaning specified in Schedule 11.3 of the LLC Agreement.

        "Senior Secured Notes" means means the Two Hundred Million Dollar ($200,000,000) original principal amount 8 1/2% Senior Secured Notes Due 2010 to be issued by the Company and Finance Co.

        "Subsidiary" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, and through greater than 50% equity ownership, controls or is controlled by, or is under common control with the Person specified.

        "Tax Matters Member" has the meaning specified in Section 10.5(a) of the LLC Agreement.

        "Tax Distribution" has the meaning specified in Section 6.5 of the LLC Agreement.

        "Tender" means a full and unconditional offer to make a required Additional Capital Contribution in accordance with the terms and conditions of Section 5.2 of the LLC Agreement, and the verbs Tender and Tendered shall have correlative meanings.

        "Third Call Option Sale Period" means the period commencing on the earlier of (i)(1) the date that DLJMB notifies the Assigning AIGGIG Member in writing that it is unwilling to purchase the entire offered Membership Interest pursuant to the Third Option Right, and (2) the expiration of the Third Option Period, and ending on the later to occur of (ii)(1) fifteen (15) months after the commencement of this Third Call Option Sale Period, and (2) if the Assigning AIGGIG Member has entered into a definitive agreement for the purchase and sale of all of the Membership Interest described in the Option Notice within fifteen (15) months after the commencement of this Third Call Option Sale Period, the later of (A) seventeen (17) months after the commencement of this Third Call Option Sale Period, and (B) the Regulatory Approval Date.

        "Third Option Period" has the meaning specified in Section 11.3(b) of the LLC Agreement.

        "Third Option Right" has the meaning specified in Section 11.3(b) of the LLC Agreement.

        "Third Option Right Purchase Price" has the meaning specified in Schedule 11.3 of the LLC Agreement.

        "Transfer" has the meaning specified in Section 11.1(a) of the LLC Agreement.

        "Unallocated Preferred Return" means, with respect to any Member, that Member's Preferred Return minus the cumulative aggregate amount allocated to that Member under Section 7.1(a)(ii) of the LLC Agreement.

        "Unpaid Preferred Contribution" means, with respect to any Member, that Member's Preferred Contribution minus the cumulative aggregate amount distributed to that Member under Section 6.1(b) of the LLC Agreement.

        "Unpaid Preferred Return" means, with respect to any Member, that Member's Preferred Return minus the cumulative aggregate amount distributed to that Member under Section 6.1(a) of the LLC Agreement.

        "Wholesale Generator" is any entity which satisfies all of the requirements of the Federal Energy Regulatory Commission for "Wholesale Generator" status.

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APPENDIX B

DISPUTE RESOLUTION

        Except as set forth in paragraph (d) below, any dispute, controversy or Claim arising out of or relating to this LLC Agreement (each, a "Dispute"), shall be resolved in the following manner, which shall be in lieu of litigation in any court:

          (a)    Negotiation.    The parties will attempt in good faith to resolve the Dispute promptly by negotiations between senior representatives of the parties who have authority to settle the Dispute (each a "Representative") in accordance with the following procedures:

              (i)  The party raising the Dispute ("Disputing Party") shall give the other party written notice of the Dispute ("Dispute Notice"). Within ten days after receipt of a Dispute Notice, the receiving party shall submit to the Disputing Party a written response. The Dispute Notice and the response shall include (A) a statement of the nature of the Dispute or the party's position relative to the Dispute, as applicable, (B) a summary of the information supporting the party's position, and (C) the name and title of the individual who will be that party's Representative in the resolution of the Dispute. The Representative shall meet at a mutually acceptable time and place within ten days after the date of the other party's response to the Dispute Notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute.

             (ii)  The Representatives shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the need for arbitration. During the course of such negotiations, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised. The specified format for such discussions shall be left to the discretion of the Representatives, but may include the preparation of agreed upon statements of fact or of positions furnished to the other party. All verbal and written communications between the parties and issued or prepared in connection with this Section (a) shall be deemed prepared and communicated in furtherance, and in the context, of dispute settlement, and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as admission or otherwise), in any arbitration or other proceedings for the resolution of the Dispute.

          (b)    Arbitration.    If the Dispute is not resolved within 45 days after the date of the Dispute Notice, or if the party receiving the Dispute Notice does not respond in writing to the Dispute Notice within ten days after receiving the same, or if either party will not meet with the other party within ten days after delivery of such response to the Disputing Party, then the Dispute shall be resolved by a final and binding arbitration administered by the American Arbitration Association ("AAA") according to its Rules of Practice and Procedure then in effect and the following procedures:

              (i)  Unless barred by the statute of limitations, either party may initiate the arbitration process by serving, as in a civil action, the other party with notice of the nature of the Dispute and a demand for arbitration ("Arbitration Demand"), which Arbitration Demand shall include a description of the Dispute, the amount involved and the remedy sought. The Dispute shall be waived and forever barred if on the date of the Dispute Notice, the Claim, if asserted in a civil action, would be barred by the applicable state or federal statute of limitations.

             (ii)  The party commencing the arbitration process shall file a copy of the Arbitration Demand at the regional office of AAA located in the city in which the Company then operates its principal office, together with the appropriate filing fee as provided in AAA's existing fee schedule.

            (iii)  If the responding party desires to file a response or counterclaim, it must do so within 20 days after service of the Arbitration Demand. Failure to file a counterclaim or response will not operate to delay the arbitration proceedings.

            (iv)  After the filing of the Arbitration Demand, response and counterclaim, no further Claims or counterclaims may be made except on motion to the arbitrator.

             (v)  The case shall be submitted to a panel of three (3) arbitrators, of which one arbitrator shall be appointed by each Member and the third arbitrator shall be appointed by the two designated arbitrators. If any designated arbitrator shall die, become incapable of, unwilling to, or unable to serve or proceed with the arbitration, a substitute arbitrator shall be appointed by the person who designated such arbitrator in this Section (b)(v), and such substituted arbitrator shall have all such powers as if he or she had been originally appointed herein.

            (vi)  Should either party refuse or neglect to furnish the arbitrators with any papers or information demanded or in the event that either party shall fail to attend hearings before the arbitrators, the arbitrators are empowered by both parties to proceed ex parte.

           (vii)  The AAA's Arbitration Administrator shall schedule a pre-hearing conference with the parties within 20 days after the date of the Arbitration Demand for the purpose of narrowing the issues, establishing a discovery schedule, arranging an acceptable procedure for any law and motion proceedings and in all respects arranging for the most expeditious hearing possible of the matters in dispute.

          (viii)  Discovery shall be at the discretion of the arbitrator and allowed only upon a showing of good cause utilizing the following guidelines:

              (A)  The arbitrator shall have discretion to order pre-hearing exchange of information, including but not limited to, the production of requested documents and exchanges of summaries of testimony of proposed witnesses; provided, however, that under all circumstances a party shall be entitled to receive from the other party any information or documents that it is entitled to receive or review under this LLC Agreement and the right to receive the same shall not be subject to the arbitrator's discretion.

              (B)  Each party may propound only one interrogatory requesting the names and addresses of the witnesses to be called at the arbitration hearing.

              (C)  On a date to be determined at the pre-hearing conference, each party may serve one request for the production of documents. The documents are to be exchanged within five days after such request.

              (D)  Each party may depose up to six witnesses. Each deposition must be concluded within four hours and all depositions must be taken within 20 days after the prehearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition.

            (ix)  The arbitration hearing shall commence within 30 days after the pre-hearing conference and shall be conducted in accordance with the following:

              (A)  The parties must file briefs with the arbitrator at least three days before the hearing, specifying the facts each intends to prove and analyzing the applicable law.

              (B)  The parties have the right to representation by legal counsel throughout the arbitration proceedings.

              (C)  Within reasonable limitations, both sides at the hearing may call and examine witnesses for relevant testimony, introduce relevant exhibits or other documents, cross-examine or impeach witnesses who shall have testified orally on any matter relevant to the issues, and otherwise rebut evidence, as long as these rights are exercised in an efficient and expeditious manner.

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              (D)  A court reporter shall attend the arbitration proceedings and keep a stenographic record thereof.

              (E)  Any party may request that oral evidence be given under oath.

              (F)  The judicial rules in effect in the State of Delaware for the conduct of non-jury trials, including, but not limited to, the order of proof, the conduct of the hearing and the presentation and admissibility of evidence, shall apply in the arbitration proceeding.

             (x)  The issue of whether a Dispute is arbitrable hereunder shall also be subject to arbitration under this Appendix. The arbitrator shall apply the substantive laws of the State of Delaware and the Federal law of the United States to the resolution of each Dispute and to the issue of arbitrability of any Dispute, including, but not limited to, the provisions of New York statutory laws dealing with arbitration and the United States Arbitration Act, 9 U.S.C. § 1-16, as they may exist at the time of the Arbitration Demand, but only insofar as such statutes are not in conflict with this LLC Agreement, and specifically excepting therefrom sections of such statutes dealing with discovery. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

            (xi)  The arbitrator's award shall be made in accordance with the following:

              (A)  The decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The arbitrator may grant any remedy or relief that is just and equitable, including, but not limited to, injunctive relief or specific performance.

              (B)  The award must be made in writing and signed by the arbitrator and shall contain a concise statement of the reasons in support of the decision.

              (C)  The award must be mailed promptly to the parties, but no later than 30 days from the closing of the hearing.

              (D)  The award can be judicially enforced. The award shall be final and binding and there shall be no direct appeal from the award on the grounds of error in the application of the law.

              (E)  The cost of the arbitration, including the fees and expenses of the arbitrator, shall be borne equally by the parties. Each party shall be responsible for all other costs and expenses incurred by such party in connection with the arbitration, including, but not limited to, its attorneys' fees and costs.

          (c)    Extensions of Time.    All deadlines specified in this Appendix may be extended by mutual agreement.

          (d)    Exceptions.    Notwithstanding anything to the contrary contained in the LLC Agreement or this Appendix B, no dispute, controversy or claim arising out of or relating to the LLC Agreement shall be resolved in the manner set forth in this Appendix B in lieu of litigation in a court if such dispute, controversy or claim concerns or relates to:

              (i)  the filing of, consent to the filing of, or joining in any filing of, a bankruptcy or insolvency petition or other institution of insolvency proceedings;

             (ii)  the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the Company;

            (iii)  the Company's engagement in a new business activity; or

            (iv)  the amendment of this LLC Agreement.

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          Any action or proceeding (including counterclaims) arising out of or relating to a dispute, controversy or claim that concerns or relates to the items listed above in this Section (d)(i)-(d)(iv), shall be brought in (and only in) the courts of the State of New York or of the United States of America for the Southern District of New York, and each of the Members hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and of the appropriate appellate courts therefrom.

        Each of the Members other than Highstar and DLJMB hereby irrevocably appoints CT Corporation System as its agent to receive for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices, and documents that may be served in or in connection with any action or proceeding referred to in the preceding paragraph. If for any reason such agent shall cease to be available to act as such, each Member other than Highstar and DLJMB agrees to designate a new agent in New York City on the terms and for the purposes of this provision and reasonably satisfactory to Highstar and DLJMB.

        Each of the Members irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at its respective address referred to in Section 15.1 of the LLC Agreement. Each of the Members hereby irrevocably relinquishes and waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the courts referred to above and hereby further irrevocably agrees, to the maximum extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

        EACH OF THE MEMBERS HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING COUNTERCLAIMS) RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS LLC AGREEMENT OR ANY OF THE TRANSACTIONS OR RELATIONSHIPS HEREBY CONTEMPLATED OR OTHERWISE IN CONNECTION WITH THE ENFORCEMENT OF ANY RIGHTS OR OBLIGATIONS HEREUNDER.

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QuickLinks

TABLE OF CONTENTS
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MSW ENERGY HOLDINGS LLC
ARTICLE I. DEFINITIONS
ARTICLE II. ORGANIZATIONAL MATTERS
ARTICLE III. BUSINESS OF THE COMPANY
ARTICLE IV. NAMES AND ADDRESSES OF MEMBERS
ARTICLE V. CONTRIBUTIONS TO THE COMPANY
ARTICLE VI. DISTRIBUTIONS
ARTICLE VII. ALLOCATIONS
ARTICLE VIII. MANAGEMENT OF THE COMPANY
ARTICLE IX. RIGHTS AND OBLIGATIONS OF MEMBERS
ARTICLE X. ACCOUNTING AND TAX MATTERS
ARTICLE XI. TRANSFERS; ADJUSTMENT OF INITIAL OWNERSHIP PERCENTAGES
ARTICLE XII. DISSOLUTION AND TERMINATION
ARTICLE XIII. REPRESENTATIONS AND WARRANTIES
ARTICLE XIV. DISPUTE RESOLUTION
ARTICLE XV. MISCELLANEOUS PROVISIONS
CAPITAL CONTRIBUTIONS AND OWNERSHIP PERCENTAGE
FORM OF CAPITAL CONTRIBUTION LOAN PROMISSORY NOTE
APPENDIX A DEFINITIONS
APPENDIX B DISPUTE RESOLUTION